Exhibit 10.13

EXECUTION VERSION

CREDIT AGREEMENT

among

HILLSBORO ENERGY LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS

now and hereafter party hereto as the Lenders,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND,

NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME,

as Hermes Agent

Dated as of May 14, 2010

i

SECTION 6.	CONDITIONS TO EXECUTION DATE, CLOSING DATE AND ADVANCES	40
6.1	Conditions to Execution Date	40
6.2	Conditions to Closing Date	42
6.3	Conditions to All Advances	44

SECTION 7.	REPRESENTATIONS AND WARRANTIES	46
7.1	Existence; Compliance with Law.	46
7.2	Power; Authorization; Enforceability.	46
7.3	No Conflict	47
7.4	Financial Information	47
7.5	No Material Adverse Effect.	47
7.6	No Litigation.	47
7.7	No Default.	48
7.8	Sole Purpose Nature; No Subsidiaries.	48
7.9	Accuracy of Information, etc.	48
7.10	Title to Property	48
7.11	Intellectual Property.	48
7.12	Taxes.	49
7.13	Federal Regulations.	49
7.14	ERISA.	49
7.15	Black Lung Act and Coal Act.	50
7.16	Investment Company Act.	50
7.17	Environmental Matters	50
7.18	Solvency.	52
7.19	Sufficiency of Rights	52
7.20	Governmental Approvals	52
7.21	Insurance.	52
7.22	Foreign Assets Control Regulations.	53
7.23	Anti-Terrorism Laws	53
7.24	Use of Proceeds.	53

SECTION 8.	AFFIRMATIVE COVENANTS	53
8.1	Financial Statements	53
8.2	Certificates; Other Information; Notices	54
8.3	Maintenance of Title and Existence	56
8.4	Compliance with Law	56
8.5	Payment of Obligations	56
8.6	Maintenance of Property; Insurance	57
8.7	Inspection of Property; Books and Records; Discussions	57
8.8	Environmental Laws; Mining Laws	57
8.9	Environmental or Mining Permits	59
8.10	Equipment Supply Agreement; Liability Allocation Agreements.	59
8.11	Further Assurances	59
8.12	Separate Existence	59
8.13	Tax Treatment	59

8.14	Use of Proceeds	59
8.15	Delivery of Quarterly Updated Projections	60
8.16	Certification of Compliance with Financial Covenants	60
8.17	Hermes-Requested Information.	60

SECTION 9.	NEGATIVE COVENANTS	60
9.1	Indebtedness	60
9.2	Liens	61
9.3	Fundamental Changes	61
9.4	Disposition of Property	61
9.5	Restricted Payments	61
9.6	Investments	62
9.7	Transactions with Affiliates.	62
9.8	Lines of Business	62
9.9	Fiscal Year, Name, Location and EIN	62
9.10	No Subsidiaries or Joint Ventures	62
9.11	Modification of Certain Documents	63
9.12	ERISA	63
9.13	Regulations	63
9.14	Financial Covenants.	63

SECTION 10.	EVENTS OF DEFAULT	64
10.1	Events of Default.	64
10.2	Remedies.	67

SECTION 11.	AGENTS	68
11.1	Appointment	68
11.2	Duties and Responsibilities	68
11.3	Exculpatory Provisions	68
11.4	Reliance by Agents	69
11.5	Indemnification	69
11.6	Each Agent in its Individual Capacity	70
11.7	Successor Agent	70
11.8	Withholding	70
11.9	Notice of Default	71
11.10	Hermes Export Credit Guarantee Documents.	71

SECTION 12.	MISCELLANEOUS	72
12.1	Notices	72
12.2	Borrower’s Obligations Absolute	73
12.3	Voting.	73
12.4	Amendments or Waivers	74
12.5	Survival of Agreement	75
12.6	Entire Agreement	76
12.7	Successors and Assigns.	76

12.8	Expenses; Indemnification	79
12.9	Interest Rate Limitation	80
12.10	Reinstatement	80
12.11	Confidentiality	80
12.12	Communications	81
12.13	GOVERNING LAW	81
12.14	Submission To Jurisdiction; Waivers	82
12.15	WAIVERS OF JURY TRIAL	82
12.16	USA PATRIOT Act	82
12.17	Information and Reporting.	83
12.18	Third-Party Beneficiaries	83
12.19	Right of Subrogation by Hermes	83
12.20	Headings	83
12.21	Severability	83
12.22	Counterparts	84

This CREDIT AGREEMENT, dated as of May 14, 2010 (this “Agreement”), is among HILLSBORO ENERGY LLC, a Delaware limited liability company (“Borrower”), the LENDERS FROM TIME TO TIME PARTIES HERETO, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the administrative agent for the Lenders (in such capacity, together with its successors appointed pursuant to Section 11.7, “Administrative Agent”), and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, in its capacity as the agent for Hermes (in such capacity, together with its successors appointed pursuant to Section 11.7, “Hermes Agent”).

RECITALS

WHEREAS, Borrower is undertaking the development, design, construction and operation of the “Deer Run” coal mine in Bond and Montgomery Counties, Illinois, including each parcel or tract of real property owned, operated or leased by Borrower in connection therewith or with respect to which Borrower holds mineral rights with respect thereto, including each surface or underground coal mine or related facility owned, operated or leased by Borrower with respect thereto, and any other parcel or tract located in Bond and Montgomery Counties, Illinois on or under which Borrower owns, leases or operates fixed assets, plant or equipment, including coal removal, loading or processing equipment, preparation plants and transportation equipment used in connection therewith and, with respect to each such parcel or tract, all such fixed assets, plant and equipment located at, on, or under such parcel or tract (collectively, the “Deer Run Mine”);

WHEREAS, on March 31, 2010, Borrower and Bucyrus Europe GmbH, a German limited liability company (“Equipment Supplier”), entered into the Longwall Sale and Purchase Agreement (the “Equipment Supply Agreement”) to effect the purchase by Borrower and the sale by Equipment Supplier of one longwall mining unit and related equipment to be used in connection with the construction of the Deer Run Mine (as such equipment is further described in the Equipment Supply Agreement, the “Equipment”);

WHEREAS, the aggregate contract price of the Equipment Supply Agreement is equal to $90,989,293.41 (the “Contract Price”) and the portion of the Contract Price that is eligible for coverage under the Hermes Export Credit Guarantee Documents is equal to $90,989,293.41 (the “Contract Price Eligible Portion”);

WHEREAS, Borrower has requested the Lenders to establish such a credit facility in an aggregate principal amount up to $89,302,530.00 (as the same may be reduced from time to time pursuant to Section 2.2, the “Facility Amount”) in its favor to finance or reimburse Borrower for its payments in respect of certain designated costs related to the Equipment comprising (a) up to 85% of the Contract Price Eligible Portion, which amount is equal to $77,340,899.39 (the “Contract Price Loan Cap”), (b) up to 100% of $4,465,126.61 (the “Hermes Guarantee Fee Loan Cap”), which constitutes the Hermes Guarantee Fees that are eligible for coverage under the Hermes Export Credit Guarantee Documents, and (c) up to 100% of $7,496,504.00 (the “Eligible Interest Loan Cap”), which constitutes Eligible Interest During Construction that is eligible for coverage under the Hermes Export Credit Guarantee Documents (items (a), (b) and (c) above, collectively, the “Eligible Costs”);

WHEREAS, the Federal Republic of Germany represented by, as the case may be, Euler Hermes Kreditversicherungs-AG, Hamburg, Federal Republic of Germany, or PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“Hermes”) is providing the Hermes Export Credit Guarantee Documents in connection with the credit facility provided hereunder; and

WHEREAS, Foresight Reserves, LP (“Guarantor”), the indirect owner of 100% of the Capital Stock of Borrower as of the Execution Date, has agreed to guarantee the payment and performance of the Obligations of Borrower.

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS; INTERPRETATION

1.1 Definitions.

The following terms shall have the following meanings:

“Acceptable Replacement Guarantor” means, in connection with any Permitted Transfer to an Acceptable Transferee, such Acceptable Transferee or an Affiliate of such Acceptable Transferee, which Acceptable Transferee or such Affiliate is acceptable to the Super-Majority Lenders and Hermes Agent (acting at the instruction of Hermes).

“Acceptable Replacement Guaranty” means guaranty of an Acceptable Replacement Guarantor, which guaranty is in form and substance reasonably satisfactory to Administrative Agent.

“Acceptable Transferee” means, as of the date of the consummation of any Permitted Transfer, a Person (including any predecessor-in-interest) that (a) during each of the three years immediately prior to such date, has produced not less than 6,000,000 tons of coal (whether directly or through one or more of its wholly-owned Subsidiaries and including any such coal produced at a mine owned by such Person or such Person’s wholly-owned Subsidiary by a contract miner hired by such Person or such Person’s wholly-owned Subsidiary), (b) during the five years immediately prior to such date, has not been the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Person, (c) has not been permanently, or is not as of such date temporarily, precluded by any Governmental Authority from holding any Environmental or Mining Permits necessary for the development, construction, ownership, operation or maintenance of the Deer Run Mine and (d) has a minimum tangible net worth of $200,000,000 (on a consolidated basis with its Subsidiaries).

“Administrative Agent” is defined in the introductory paragraph of this Agreement.

“Advance” means an advance or borrowing of a Term Loan pursuant to this Agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. When used with respect to Borrower, “Affiliate” shall include each Credit Party (other than Borrower) and any Affiliate thereof (other than Borrower).

“Agent” means Administrative Agent or Hermes Agent, or both of them, as the case may be.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Annual Operating Budget” means an operating plan and budget for a fiscal year (or any portion thereof) occurring during the Operating Period with respect to the operation and maintenance of the Deer Run Mine, detailed by month, of anticipated revenues and expenditures, such budget to include Debt Service, repair and operation expenses under the relevant operation and maintenance contracts with respect to the Deer Run Mine (including reasonable allowance for contingencies), reimbursable management expenses and fees, reserves and all projected operation and maintenance costs (including reasonable allowance for contingencies) for the Deer Run Mine for the period, to the conclusion of the subsequent full fiscal year thereafter, the form of which shall be reasonably acceptable to Administrative Agent.

“Anti-Terrorism Laws” means (a) the anti-money laundering provisions of the USA Patriot Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and (c) Executive Order No. 13,224 Fed Reg 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).

“Applicable Law” means, as to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Applicable Spread” means 2.125% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender; provided that an Affiliate of Borrower shall be deemed to not be an Approved Fund.

“ARS Loan” means any Indebtedness of Guarantor that is secured by the auction rate securities currently in Guarantor’s Smith Barney Account number 373 92356 and by the auction rate securities in Oeneus LLC’s Smith Barney Account number 373 92426 or any subsequent loan secured by substantially the same collateral.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by Administrative Agent and Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by Administrative Agent and Borrower (provided that such approval of such form by Borrower shall be required only during such periods as no Event of Default has occurred and is continuing).

“Availability Period” means the period from the Closing Date through and including the Commitment Expiration Date.

“Base Case Projections” is defined in Section 6.1.11.

“Black Lung Act” means the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended, if applicable.

“Black Lung Liabilities” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis or other lung disease arising under any federal, state or local law, including any Mining Law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Closing Date Certificate” means a certificate, to be dated the Closing Date, executed and delivered by a Responsible Officer of Borrower for the benefit of the Lender Parties and in form and substance reasonably satisfactory to Administrative Agent.

“Borrower Disbursement Certificate” means a notice of advance substantially in the form of Exhibit B.

“Borrower Execution Date Certificate” means a certificate, to be dated the Execution Date, executed and delivered by a Responsible Officer of Borrower for the benefit of the Lender Parties and certifying as to certain matters requested by the Lender Parties.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Frankfurt, Germany, New York City or London, England are authorized or required by law to remain closed; provided that, when used in connection with the determination or application of the Overnight LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market; provided further that, solely for purposes of the use of “Business Days” in Section 10.1.1, “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” of Borrower means, with respect to any period, the expenditures made by Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, which are required to be capitalized under GAAP on the balance sheet of Borrower.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership interests or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Flow Available for Debt Service” means, for any period, Mine Revenues for such period minus all amounts paid or payable in connection with the operation and maintenance of the Deer Run Mine by Borrower during such period (excluding Debt Service).

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation by any Governmental Authority after the Execution Date, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Execution Date or (c) compliance by any Lender (or, for purposes of Section 3.6.2, by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Execution Date.

“Change of Control” means the consummation of any transaction or series of transactions as a result of which (a) Guarantor shall cease to directly or indirectly own and Control, beneficially and of record, more than 50% of the economic interests in Borrower (on a fully diluted basis) and more than 50% of the voting interests in Borrower (whether by committee, contract or otherwise) or (b) Cline Group shall cease to directly or indirectly own and Control, beneficially and of record, more than 50% of the economic interests in Guarantor (on a fully diluted basis) and more than 50% of the voting interests in Guarantor (whether by committee, contract or otherwise); provided however that a Change of Control shall be deemed not to have occurred in the following circumstances:

(i) in the event of an initial public offering by Guarantor or a Subsidiary of Guarantor that, directly or indirectly, owns all or a portion of the economic interests in and/or voting interests in Borrower, so long as (A) the Cline Group, directly or indirectly, owns and Controls, beneficially and of record, more than (1) in each case other than the case described in clause (2) below, 30% of the economic interests in Borrower (on a fully diluted basis) and 30% of the voting interests in Borrower (whether by committee, contract or otherwise) or (2) in the case that, in connection with such initial public offering, a master limited partnership is formed and holds all of the economic interests in Borrower and the voting interests in Borrower (whether by committee, contract or otherwise), the Cline Group, directly or indirectly, owns and Controls, beneficially or of record, more than 50% of the economic interests in the general partner of such master limited partnership (on a fully diluted basis) and more than 50% of the voting interests in such general partner (whether by committee, contract or otherwise), (B) no Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired economic interests in Borrower (on a fully diluted basis) and the voting interests in Borrower (whether by committee, contract or otherwise) in excess of those interests owned and controlled by the Cline Group at such time and (C) the Foresight Guaranty shall remain in full force and effect or shall have been replaced by an Acceptable Replacement Guaranty (which, upon execution and delivery thereof and thereafter, shall be deemed to constitute a Credit Document); or

(ii) in the event of a Permitted Transfer.

“Charges” is defined in Section 12.9.

“Cline Group” means Christopher Cline and his estate and trusts created for the benefit of members of his immediate family, Cline Resource and Development Company and Charterwood Holdings LLC.

“Closing Date” means the date on which the conditions precedent set forth in Section 6.2 are satisfied or waived in accordance with Section 12.4.

“Coal Act” means the Federal Coal Mine Health and Safety Act of 1969, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Operation Date” means the earlier of (a) the date on which the Production Threshold shall have been achieved, as certified by a Responsible Officer of Borrower and the Independent Engineer, in each case, in form and substance reasonably satisfactory to Administrative Agent and (b) June 15, 2012.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Term Loans to Borrower, in an aggregate amount not to exceed the amount set forth opposite the name of such Lender on Schedule 2.1 (as the same may be reduced from time to time pursuant to Section 2.2 or 12.7), up to an aggregate principal amount for all Lenders equal to the Facility Amount.

“Commitment Expiration Date” means the earliest of (a) the first date on which the aggregate amount of the Term Loans disbursed hereunder equals the amount of the Facility Amount, (b) the Final Disbursement Date and (c) the date of termination in whole of the Commitments of each Lender in accordance with Section 10.2.

“Construction Budget” means a construction plan and budget for the Construction Period with respect to the construction of the Deer Run Mine, detailed by month, of anticipated revenues (to the extent generated) and expenditures, such budget to include Debt Service, Capital Expenditures and other construction expenses with respect to the Deer Run Mine (including reasonable allowance for contingencies), reserves and all projected Capital Expenditures and other construction expenses (including reasonable allowance for contingencies) for the Deer Run Mine for the Construction Period.

“Construction Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Commercial Operation Date.

“Contract Price” is defined in the Recitals.

“Contract Price Eligible Portion” is defined in the Recitals.

“Contract Price Loan” is defined in Section 2.1(iii).

“Contract Price Loan Cap” is defined in the Recitals.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Documents” means this Agreement, the Fixed Interest Rate Agreement, the Hermes Export Credit Guarantee Documents, the Equity Contribution Agreement, the Fee Letter, the Term Notes, any Acceptable Replacement Guaranty, any guaranty executed pursuant to Section 9.10, each Borrower Disbursement Certificate and any other agreement or letter agreement or similar document, entered into by a Lender Party, on the one hand, and a Credit Party, on the other hand, in connection with the transactions expressly contemplated by this Agreement.

“Credit Parties” means Borrower and Guarantor.

“Debt Service” means, for any period, the sum of all scheduled interest, scheduled principal, fees and other amounts payable during such period in respect of all Indebtedness of Borrower outstanding during such period (including all commissions, discounts and other fees and charges owed by Borrower with respect to letters of credit and net costs under Interest Rate Hedging Agreements to the extent such net costs are allocable to such period in accordance with GAAP); provided that, with respect to any Indirect Affiliate Indebtedness, Debt Service shall include (a) during any period in which no breach, default, event of default or similar event under such Indirect Affiliate Indebtedness is continuing, only such scheduled interest, scheduled principal, fees and other amounts for which Borrower is liable under such Indirect Affiliate Indebtedness in accordance with the applicable Liability Allocation Agreement and (b) during any period in which a breach, default, event of default or similar event under such Indirect Affiliate Indebtedness is continuing, all of such scheduled interest, scheduled principal, fees and other amounts for which Borrower is liable under such Indirect Affiliate Indebtedness (irrespective of the existence of, and without regard to, any Liability Allocation Agreement).

“Debt to Equity Ratio” means, as of any date, the ratio of (a) the aggregate amount of outstanding Contract Price Loans as of such date to (b) the aggregate Equity Contributions as of such date applied by Borrower to payment of a portion of the Contract Price Eligible Portion.

“Deer Run Mine” is defined in the Recitals.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed or refused (and not retracted and fully cured) to make available its portion of any Advance, (b) a Lender having notified in writing Borrower and/or Administrative Agent that it does not intend to comply with its obligations to make available its portion of any Advance or (c) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender.

“Designated Disbursement Date” means any date designated as a “Disbursement Date” in the Disbursement Schedule; provided that if any such “Disbursement Date” is a day that is not a Business Day, then such “Disbursement Date” shall be the immediately preceding Business Day.

“Disbursement Date” means (a) with respect to Hermes Guarantee Fee Loans and Eligible Interest Loans, the date that is no earlier than two Business Days prior to the day on which the proceeds of such Term Loans are applied in accordance with Sections 2.5(i) and (ii), respectively, and (b) with respect to Contract Price Loans, (i) any Designated Disbursement Date and (ii) any other date on which the Lenders, Hermes Agent (acting at the instruction of Hermes) and Administrative Agent agree that Contract Price Loans may be disbursed hereunder in accordance with Section 2.3.1(B).

“Disbursement Schedule” means the Disbursement Schedule attached as Schedule 2.3.1.

“Discharge Date” means the date on which all principal and interest on the Term Loans, fees and all other expenses or amounts payable under any Credit Document shall have been paid in full in cash (other than amounts not yet owing under those provisions which shall survive termination pursuant to Section 12.5) and the Commitments have been terminated.

“Dollars” or “$” means lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund and (d) Hermes.

“Eligible Costs” is defined in the Recitals.

“Eligible Interest During Construction” means interest on (a) each Hermes Guarantee Fee Loan, (b) each Eligible Interest Loan and (c) each Contract Price Loan, in each case, accruing during the Construction Period.

“Eligible Interest Loan” is defined in Section 2.1(ii).

“Eligible Interest Loan Cap” is defined in the Recitals.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Consultant” means Weir International, Inc. Mining, Geology and Energy Consultants or such other entity selected by the Lenders.

“Environmental or Mining Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or any other Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment; (d) in connection with the Reclamation, or alleged need for Reclamation, of any future, current or former mines; (e) in connection with any Mining Accident; or (f) in connection with any Black Lung Liability. “Environmental or Mining Claims” also includes any such material claims alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties, criminal sanctions or other costs related to any item in the preceding sentence.

“Environmental Law” means all federal, state or local laws, including common law, ordinances, regulations, rules, codes, orders, judgments, decrees or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages; and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq. and the Occupational Safety and Health Act (to the extent relating to exposure to Hazardous Materials), 29 U.S.C. §§ 651 et seq., each as amended, and their state or local counterparts or equivalents. The term “Environmental Laws” also includes all Mining Laws.

“Environmental or Mining Permit” means any Governmental Approval required for coal mining, Reclamation or otherwise required under Environmental Law or Mining Law.

“Environmental Report” means, collectively, (a) the Environmental Assessment of Hillsboro Energy, LLC Report, dated October 14, 2009 (Deer Run No. 1 Mine), and (b) the Environmental Audit and Phase I Environmental Site Assessment, Colt, LLC Deer Run Mine Property Report, dated September 1, 2009, in each case, prepared by the Environmental Consultant and, in each case, including all exhibits, appendices and other attachments thereto.

“Equipment” is defined in the Recitals.

“Equipment Permitted Liens” means:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; provided that (i) such proceedings shall not involve any material risk of sale, forfeiture or loss of all or any portion of the Equipment (or title thereof or any interest thereon), do not interfere with the use or operation of the Equipment, (ii) adequate reserves with respect thereto are maintained in the books of Borrower in conformity with GAAP and (iii) this paragraph (b) shall expressly exclude any mechanics’, contractors’ or other Lien of the contract miner of the Deer Run Mine on the Equipment (and the contract mining agreement with respect to the Deer Run Mine shall expressly provide for a waiver of the attachment of such a Lien to the Equipment by such operator); and

(c) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 10.1.10.

“Equipment Supplier” is defined in the Recitals.

“Equipment Supplier Disbursement Certificate” means a certificate delivered by Equipment Supplier substantially in the form of Exhibit C-1 (with respect to any request for disbursement to Equipment Supplier) or Exhibit C-2 (with respect to any confirmation of reimbursement to Borrower), as the case may be.

“Equipment Supplier Closing Date Certificate” means a certificate, to be dated the Closing Date, executed and delivered by a Responsible Officer of Equipment Supplier for the benefit of the Lender Parties and certifying as to certain matters requested by the Lender Parties.

“Equipment Supplier Undertaking to Hermes” means an undertaking (Verpflichtungserklärung), to be dated as of the Closing Date, delivered by Equipment Supplier to Hermes, pursuant to which Equipment Supplier indemnifies Hermes for certain risks and liabilities.

“Equipment Supplier Undertaking to Lenders” means an undertaking, to be dated as of the Closing Date, delivered by Equipment Supplier to the Lenders, pursuant to which Equipment Supplier indemnifies Lenders for certain risks and liabilities.

“Equipment Supply Agreement” is defined in the Recitals.

“Equity Contribution Agreement” means the Equity Contribution Agreement, to be dated as of the Closing Date, by and among Guarantor, Borrower and Administrative Agent.

“Equity Contributions” means, collectively, the Pre-Closing Equity Contributions and the Post-Closing Equity Contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan; (b) any failure by any Plan to satisfy the applicable minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, or the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Plan in a distress termination under Section 4041(c) of ERISA; (f) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or any ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, the reorganization or insolvency of a Multiemployer Plan pursuant to Section 4241 or 4245 of ERISA, the intent to terminate or termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, in critical or endangered status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Borrower; (j) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan; or (k) any other event or condition with respect to a Plan with respect to which Borrower is likely to incur liability, whether absolute or contingent, other than in the ordinary course.

“Event of Default” means any of the events or conditions specified in Section 10.1, provided that any requirement for the giving of notice, the lapse of time or both has been satisfied.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any subdivision thereof or therein) or by the jurisdiction under the laws of which such Lender Party recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender, in which its applicable lending office is located or any subdivision thereof or therein, (b) any branch profits tax that is imposed by any jurisdiction described in clause (a) above, (c) any withholding tax imposed by the United States that is in effect and would apply to amounts payable hereunder to it at the time it becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.8.1, (d) any withholding taxes attributable to such Lender Party’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 3.8.4 or 3.8.5 and (e) income or franchise taxes imposed on (or measured by) its net income as a result of a present or former connection between such Lender Party and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such Lender Party’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document).

“Execution Date” means the date on which the conditions precedent set forth in Section 6.1 are satisfied or waived in accordance with Section 12.4, which date is May 14, 2010.

“Facility Amount” is defined in the Recitals.

“Fee Letter” means the letter agreement, dated as of the Execution Date, among Administrative Agent, Hermes Agent, Borrower and Guarantor.

“Final Disbursement Date” means the later of (a) September 30, 2012 and (b) any date agreed by the Lenders, Hermes Agent (acting at the instruction of Hermes) and Administrative Agent.

“Finance Document” means the Credit Documents and the Equipment Supplier Undertaking to Lenders.

“Financial Covenant Compliance Certificate” means a certificate of a Responsible Officer of Borrower certifying that, as of the applicable date, Borrower would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14 for the two Semi-Annual Periods ending on the following two Semi-Annual Dates (which certificate shall include reasonably detailed calculations with respect to the determination of the ratios described in Section 9.14).

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person (or, in the case of a partnership, of any general partner of such Person).

“First Principal Payment Date” means the first Semi-Annual Date occurring after the Commercial Operation Date.

“Fixed Interest Rate” means a rate per annum to be specified in the Fixed Interest Rate Agreement.

“Fixed Interest Rate Agreement” means the Fixed Interest Rate Agreement, to be dated as of the Closing Date, between Borrower and Administrative Agent (on behalf of the Lenders) and acknowledged by Hermes Agent.

“Fixed Interest Rate Breakage Costs” means the amount that a Lender reasonably determines in good faith to be the total losses and costs incurred by such Lender in terminating (whether in whole or in part), liquidating, discharging, obtaining and/or re-establishing any Lender Hedging Arrangements or related trading positions, including (without duplication) any loss of bargain, cost of funding and reasonable legal charges and expenses (including in connection with the enforcement of such Lender’s rights under any Lender Hedging Arrangement or related trading position). For certainty, a Lender shall have the right (but not the obligation) to determine its Fixed Interest Rate Breakage Costs by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant market.

“Foresight Guaranty” means the Guaranty, to be dated as of the Closing Date, by Guarantor in favor of Administrative Agent and Hermes Agent.

“Funds Flow Memorandum” means the memorandum, to be dated on or prior to the Closing Date, delivered by Borrower to the Lender Parties with respect to the disbursement of funds on the Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“General Permitted Liens” means:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens on any Property other than the Equipment arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) easements, rights-of-way, restrictions, covenants, conditions, building code laws, zoning restrictions, other land use laws, development, site plan or similar agreements and other similar encumbrances on Property other than the Equipment incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower;

(d) Liens on Property other than the Equipment securing Indebtedness of Borrower incurred in the ordinary course of Borrower’s business to finance development and construction costs with respect to the Deer Run Mine, including to finance the acquisition of fixed or capital assets, in any such case, other than the Equipment; and

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 10.1.9.

“Governmental Approval” means any franchise, license, lease, permit, approval, notification, certification, registration, authorization, exemption, qualification, easement, right of way, Lien and other right, privilege and approval required to be obtained from, or otherwise issued by, a Governmental Authority under any Applicable Law.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” is defined in the Recitals.

“Hazardous Materials” means (a) any chemical, material or substance, which may or could pose a hazard to the health and safety of any Persons or to the indoor or outdoor environment, (b) any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, (c) polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, or asbestos containing materials in any form or condition, (d) radon or any other radioactive materials including any source, special nuclear or by-product material, (e) any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization material and (f) any other pollutants, contaminants, chemicals, wastes or any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of, or exposure to, any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any Interest Rate Hedging Agreement or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any phantom stock or similar plan).

“Hermes” is defined in the Recitals.

“Hermes Agent” is defined in the introductory paragraph of this Agreement.

“Hermes Export Credit Guarantee Documents” means, as the case may be, (a) the Hermes Export Credit Guarantee Statement, the Hermes Export Credit Guarantee Final Acceptance and the Hermes Export Credit Guarantee Final Order, or (b) to the extent one of the documents listed in clause (a) above is not in effect or has been expressly superseded in its entirety by another of the foregoing documents, only those of such documents that are in effect and have not been so superseded in their entirety.

“Hermes Export Credit Guarantee Final Acceptance” means the written final acceptance by Hermes on or prior to the Closing Date of its agreement to deliver the Hermes Export Credit Guarantee Final Order, in form and substance satisfactory to Administrative Agent, Hermes Agent and the Lenders.

“Hermes Export Credit Guarantee Final Order” means the written final policy issued by Hermes after the Closing Date with respect to the guarantee by Hermes described in the Hermes Export Credit Guarantee Statement, in form and substance satisfactory to Administrative Agent, Hermes Agent and the Lenders.

“Hermes Export Credit Guarantee Statement” means the Export Credit Guarantee Statement issued by Hermes prior to the Execution Date in favor of the Lenders, in form and substance satisfactory to Administrative Agent, Hermes Agent and the Lenders.

“Hermes Final Invoice” means the final invoice provided by Hermes to Hermes Agent on or after the occurrence of the Commercial Operation Date (after the schedule of principal amortization has been determined).

“Hermes Guarantee Fee Loan” is defined in Section 2.1(i).

“Hermes Guarantee Fee Loan Cap” is defined in the Recitals.

“Hermes Guarantee Fee Refund” means the positive difference, if any, between (a) the Hermes Guarantee Fee Loan Cap and (b) the sum of (i) the amount of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Preliminary Invoice and (ii) the amount (if any) of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Final Invoice.

“Hermes Guarantee Fee Shortfall” means the positive difference, if any, between (a) the sum of (i) the amount of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Preliminary Invoice and (ii) the amount (if any) of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Final Invoice and (b) the Hermes Guarantee Fee Loan Cap.

“Hermes Guarantee Fees” means the guarantee fees, premiums and surcharges payable to Hermes in accordance with the respective invoice issued by Hermes in connection with the Hermes Export Credit Guarantee Documents.

“Hermes Preliminary Invoice” means the preliminary invoice provided by Hermes to Hermes Agent substantially concurrently with the issuance by Hermes of the Hermes Export Credit Guarantee Final Order.

“Historical Debt Service Coverage Ratio” means, at any date of determination, for the period of 12 months immediately preceding such date, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period; provided that, for the Semi-Annual Periods prior to the first anniversary of the Commercial Operation Date, such Cash Flow Available for Debt Service and Debt Service shall be annualized for each such Semi-Annual Period rather than calculated for the two consecutive Semi-Annual Periods most recently ended.

“Historical Leverage Ratio” means, at any date of determination, the ratio of (a) outstanding Indebtedness for borrowed money of Borrower on such date (provided that, with respect to any Indirect Affiliate Indebtedness, outstanding Indebtedness for borrowed money of Borrower for purposes of this clause (a) shall include (i) during any period in which no breach, default, event of default or similar event under such Indirect Affiliate Indebtedness is continuing, only such scheduled interest, scheduled principal, fees and other amounts for which Borrower is liable under such Indirect Affiliate Indebtedness in accordance with the applicable Liability Allocation Agreement and (ii) during any period in which a breach, default, event of default or similar event under such Indirect Affiliate Indebtedness is continuing, all of such scheduled interest, scheduled principal, fees and other amounts for which Borrower is liable under such Indirect Affiliate Indebtedness (irrespective of the existence of, and without regard to, any Liability Allocation Agreement)) to (b) Cash Flow Available for Debt Service for the immediately preceding two Semi-Annual Periods; provided that, for the Semi-Annual Periods prior to the first anniversary of the Commercial Operation Date, such Cash Flow Available for Debt Service shall be annualized for each such Semi-Annual Period rather than calculated for the two consecutive Semi-Annual Periods most recently ended.

“Huntington Debt” means the Indebtedness incurred pursuant to (a) the Term Loan Agreement, dated as of September 10, 2009, among Sugar Camp Energy, LLC, Macoupin Energy LLC and Borrower, as borrowers, Foresight Energy, LLC and Adena Minerals, LLC, as guarantors, and The Huntington National Bank, as lender and (b) the Term Loan Agreement, dated as of December 22, 2009, among Sugar Camp Energy, LLC, Macoupin Energy LLC and Borrower, as borrowers, Foresight Energy, LLC and Adena Minerals, LLC, as guarantors, and The Huntington National Bank, as lender.

“Huntington Liability Allocation Agreements” means the letter agreements, dated as of February 5, 2010, among Borrower, Sugar Camp Energy, LLC and Macoupin Energy LLC, setting forth the allocation of liabilities with respect to the Huntington Debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than, for the avoidance of doubt, surety, performance and similar bonds), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services acquired by such Person (other than trade accounts payable and other accrued expenses arising in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all outstanding Hedging Agreements of such Person, (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit, surety bonds or similar arrangements and (ii) in respect of bankers’ acceptances, (h) the liquidation value of all mandatory redeemable preferred Equity Interests in such Person, and (i) all guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” is defined in 12.8.2.

“Independent Consultants” means the Independent Engineer, the Environmental Consultant and the Insurance Consultant.

“Independent Engineer” means Weir International, Inc. Mining, Geology and Energy Consultants or such other entity selected by the Lenders.

“Independent Engineer Report” means the report entitled the Preliminary Due Diligence Review, Hillsboro Energy, LLC, dated May 13, 2010 delivered by the Independent Engineer and including all exhibits, appendices and any other attachments thereto.

“Indirect Affiliate Indebtedness” means any Indebtedness in an aggregate principal amount (a) not to exceed $110,000,000 at any time outstanding or (b) in any amount at any time outstanding so long as Borrower shall have granted for the benefit of the Lender Parties a first-priority, perfected Lien on the Equipment on terms and conditions satisfactory to Administrative Agent (accompanied by any amendments or other modifications to this Agreement and the other Credit Documents as are appropriate in connection therewith and legal opinions and other deliverables as are reasonably requested by Administrative Agent), which Indebtedness is evidenced by an agreement to which Borrower is a party as a co-borrower with one or more Affiliates of Borrower, and with respect to which Indebtedness, Borrower has entered into a Liability Allocation Agreement.

“Insurance Consultant” means Moore-McNeil, LLC.

“Insurance Report” means the report entitled Insurance Report (The Cline Group and Hillsboro Energy LLC for Crédit Agricole Corporate and Investment Bank New York Branch), dated May 13, 2010, delivered by the Insurance Consultant and including all exhibits, appendices and any other attachments thereto.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) each Semi-Annual Date occurring after the Closing Date, (b) the Commercial Operation Date and (c) the Maturity Date.

“Interest Rate Hedging Agreement” means any interest rate exchange agreement entered into by a Person for the purpose of hedging a Person’s interest rate exposure under any Indebtedness that bears interest at a variable rate.

“Lender” means each financial institution listed on Schedule 2.1, as well as any Person that becomes a “Lender” hereunder pursuant to Section 12.7.

“Lender Hedging Arrangements” means any Interest Rate Hedging Agreement entered into by a Lender for the purpose of hedging such Lender’s interest rate exposure under this Agreement.

“Lender Parties” means the Lenders and the Agents.

“Liability Allocation Agreement” means (a) the Huntington Liability Allocation Agreements and (b) each other agreement, in substantially the same form as the Huntington Liability Allocation or otherwise acceptable to Administrative Agent, entered into by Borrower and its applicable Affiliates in connection with any Indirect Affiliate Indebtedness and setting forth the allocation of liability with respect to such Indirect Affiliate Indebtedness.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, any shared facilities arrangements shall be deemed to be a “Lien”.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any change, event or circumstance that is materially adverse to (a) the assets, properties, business, operations, performance or condition of any Credit Party, (b) the ability of any Credit Party to fully and timely perform its obligations under any Credit Document to which it is a party, (c) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party or (d) the rights and remedies available to, or conferred upon, any Lender Party under any Credit Document.

“Maturity Date” means the date that is the earlier of (a) the eighth anniversary of the First Principal Payment Date and (b) the date on which the Term Loans are accelerated in accordance with Section 10.2.

“Maximum Rate” is defined in Section 12.9.

“Mine Documents” means the Equipment Supply Agreement and each other contract or agreement related to the development, construction, operation, maintenance, management, administration, ownership, financing or use of the Deer Run Mine, the sale of coal generated thereby and Real Property rights and interests relating to the Deer Run Mine, in each case, entered into by, or assigned to, Borrower.

“Mine Revenues” means all revenues, payments, cash and proceeds from whatever source received by or on behalf of Borrower arising from the ownership and operations of the Deer Run Mine, including (a) amounts received pursuant to any coal sales agreement and any other Mine Document (including reimbursements or refunds received by Borrower under a Mine Document and any buyout proceeds received by Borrower under a coal sales agreement), (b) proceeds of any insurance, (c) proceeds of any permitted sale and (d) investment income.

“Mining Accidents” means any and all mine subsidences, collapses or accidents as could reasonably be expected to result in any fatalities or in the temporary or permanent entrapment of one or more Persons.

“Mining Facilities” means the Deer Run Mine and the related facilities and assets.

“Mining Laws” means any and all applicable current or future foreign or domestic, federal, state or local (or any other subdivision) statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to surface or subsurface mining operations and activities. Mining Laws shall include, but not be limited to, the Federal Coal Leasing Amendments Act, 30 U.S.C. §§181 et seq.; the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq.; all other applicable land reclamation and use statutes and regulations; the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§801 et seq.; the Black Lung Benefits Act, 30 U.S.C. §§901 et seq.; and the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§9701 et seq., each as amended, and any comparable state and local laws or regulations.

“Mining Title” means fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all surface and/or coal or a leasehold interest in an undivided interest in surface and/or coal together with no less than those real properties, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Non-U.S. Lender” is defined in Section 3.8.4.

“Non-Voting Lender” means any Affiliate of any Credit Party that from time to time holds any Commitment or any Term Loan.

“Obligations” means all amounts owing to any Lender Party pursuant to the terms of this Agreement or any other Credit Document.

“Operating Period” means the period commencing on the Commercial Operation Date and ending on the Discharge Date.

“Organizational Documents” means, with respect to any Person, as applicable, its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any such Person’s partnership interests, limited liability company interests or authorized shares of Capital Stock.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise, property, intangible, mortgage, recording or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Overnight LIBO Rate” means, in relation to any Term Loan, (a) the applicable Screen Rate or (b) if no Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by Administrative Agent to leading banks in the London interbank market, in each case, as of 11:00 a.m. London time, on the Quotation Day for the offering of deposits in the currency of that Term Loan for overnight borrowing.

“Participant” is defined in Section 12.7.3(A).

“Participant Register” is defined in Section 12.7.3(C).

“Pass-Through Entity” means an entity that is properly treated for U.S. federal and applicable state, local and foreign income and franchise Tax purposes as (a) disregarded as an entity separate from its owner or (b) a partnership.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Transfer” means a direct or indirect transfer of all of the Capital Stock in Borrower to an Acceptable Transferee; provided that, from and after the consummation of a Permitted Transfer, the Foresight Guaranty shall remain in full force and effect or shall have been replaced by an Acceptable Replacement Guaranty (which, upon execution and delivery thereof and thereafter, shall be deemed to constitute a Credit Document).

“Person” means any natural person, corporation, business trust, individual or family trusts, joint venture, association, company, partnership, limited liability company, any government or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is (or if such plan were terminated Borrower would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Equity Contributions” means the cash common equity contributed to Borrower by Guarantor (directly or indirectly) to fund a portion of the Contract Price on or after the Closing Date.

“Pre-Closing Equity Contributions” means the cash common equity contributed to Borrower by Guarantor (directly or indirectly) to fund a portion of the Contract Price prior to the Closing Date, the aggregate amount of which is certified by Borrower in the Borrower Closing Date Certificate.

“Principal Payment Date” means the First Principal Payment Date, each Semi-Annual Date occurring after the First Principal Payment Date and the Maturity Date.

“Production Threshold” means, during a consecutive 60-day period, Borrower shall have produced no less than 80% of the amounts set forth in the Base Case Projections for Borrower’s clean ton coal production for the 2012 calendar year allocated on a pro rata basis for 60 days.

“Projected Cash Flow Available for Debt Service” means, for any period, the Cash Flow Available for Debt Service projected during such period.

“Projected Debt Service” means, for any period, the Debt Service projected to be payable during such period (excluding any principal payments on the Term Loans not scheduled to be paid pursuant to 3.2 during such period).

“Projected Debt Service Coverage Ratio” means, at any date of determination, for the period of 12 months immediately succeeding such date, the ratio of (a) Projected Cash Flow Available for Debt Service for such period to (b) Projected Debt Service for such period; provided that any and all assumptions used in the calculation thereof shall be reasonably acceptable to Administrative Agent.

“Projected Leverage Ratio” means, at any date of determination, the ratio of (a) Indebtedness for borrowed money of Borrower projected to be outstanding on such date (provided that, with respect to any Indirect Affiliate Indebtedness, outstanding Indebtedness for borrowed money of Borrower for purposes of this clause (a) shall include (i) during any period in which no breach, default, event of default or similar event under such Indirect Affiliate Indebtedness is continuing, only such scheduled interest, scheduled principal, fees and other amounts for which Borrower is liable under such Indirect Affiliate Indebtedness in accordance with the applicable Liability Allocation Agreement and (ii) during any period in which a breach, default, event of default or similar event under such Indirect Affiliate Indebtedness is continuing, all of such scheduled interest, scheduled principal, fees and other amounts for which Borrower is liable under such Indirect Affiliate Indebtedness (irrespective of the existence of, and without regard to, any Liability Allocation Agreement)) to (b) Projected Cash Flow Available for Debt Service for the immediately succeeding two Semi-Annual Periods; provided that any and all assumptions used in the calculation thereof shall be reasonably acceptable to Administrative Agent.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Proportionate Share” means, with respect to each Lender and as of any date of determination, (a) prior to the end of the Availability Period, the then-current ratio of such Lender’s Commitment to the Facility Amount and (b) thereafter, the then-current ratio of the principal amount of all outstanding Term Loans of such Lender to the principal amount of all outstanding Term Loans of all Lenders. The Proportionate Shares as of the Execution Date are set forth in Schedule 2.1.

“Prudent Operating Practice” means the mining practices, methods and acts that would be employed by a prudent mining operator having assets and operations similar in type, size, location and scope to Borrower, using modern mining equipment and techniques in the conduct of diligent and safe mining operations in an attempt to recover the maximum amount of economically mineable and merchantable coal from the Mining Facilities with due regard for all Applicable Law, all in accordance and compliance with Environmental or Mining Permits held by Borrower.

“Quarterly Updated Projections” means updated Base Case Projections substantially in the form of the Base Case Projections and otherwise in form and substance acceptable to Administrative Agent.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of such period.

“Real Property” means all right, title and interest of Borrower in and to any and all parcels of real property owned or leased by Borrower together with all of Borrower’s interests in all improvements and appurtenant fixtures, equipment, personal property, rights of way, easements and other property and rights appurtenant thereto or affixed thereon (to the extent constituting real property).

“Reclamation” means the reclamation and restoration of land, water and any future, current or former mines, and any other Environment affected by such mines, as required pursuant to any Mining Law or any Environmental or Mining Permit.

“Register” is defined in Section 2.7.2.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into or onto or through the Environment.

“Required Lenders” means the Lenders having a combined number of votes more than 50% of all votes validly cast (determined pursuant to Section 12.3.3 and exclusive of the Commitments of or the principal amount of Term Loans held by Non-Voting Lenders and Defaulting Lenders).

“Required Payment” is defined in Section 2.3.4.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person (or, in the case of a partnership, of any general partner of such Person) and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of any Credit Document or Equipment Supplier Disbursement Certificate.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Capital Stock in Borrower or any option, warrant or other right to acquire any such Capital Stock in Borrower.

“Screen Rate” means, in relation to the Overnight LIBO Rate, the British Bankers’ Association Interest Settlement Rate for the relevant currency for overnight borrowing, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, Administrative Agent may specify another page or service displaying the appropriate rate after consultation with Borrower and the Lenders.

“Semi-Annual Date” means (a) during the period between (and including) the Closing Date and the day prior to the Commercial Operation Date, the last Business Day of each June and December and (b) during the period between (and including) the Commercial Date and the Maturity Date, the last Business Day of each March and September.

“Semi-Annual Period” means each six-month period (a) commencing on January 1 and ending on June 30 of each year or (b) commencing on July 1 and ending on December 31 of each year, as applicable; provided that, solely for purposes of Section 5.1, “Semi-Annual Period” means, with respect to any date of determination, (i) if such date of determination occurs during the period between and including the Closing Date and the date prior to the Commercial Operation Date, (A) each six-month period commencing on January 1 and ending on June 30 of each year or (B) each six-month period commencing on July 1 and ending on December 31 of each year, as applicable, and (ii) if such date of determination occurs during the period between and including the Commercial Operation Date and the Maturity Date, (A) each six-month period commencing on April 1 and ending on September 30 of each year or (B) each six-month period commencing on October 1 of each year and ending on March 31 of the year following such year, as applicable.

“Solvency Certificates” means (a) a certificate, to be dated the Closing Date, of a Financial Officer of Borrower certifying that, as of the Closing Date, Borrower is Solvent and (b) a certificate, to be dated the Closing Date, of a Financial Officer of Guarantor certifying that, as of the Closing Date, Guarantor is Solvent.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such

Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of Applicable Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, matured, unmatured, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, matured or unmatured, secured or unsecured.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power or 50% or more of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Super-Majority Lenders” means the Lenders having a combined number of votes more than 66 2/3% of all votes validly cast (determined pursuant to Section 12.3.3 and exclusive of the Commitments of or the principal amount of Term Loans held by Non-Voting Lenders and Defaulting Lenders).

“Taxes” means any and all present or future taxes, levies, imposts, fees, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed, levied, withheld, collected or assessed by any Taxing Authority and any and all interest, penalties, fines and additions related thereto.

“Taxing Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, in each case responsible for the imposition of any Tax or exercising Tax regulatory authority.

“Term Loan” is defined in Section 2.1.

“Term Note” means a promissory note substantially in the form of Exhibit D.

“Transaction Documents” means the Credit Documents, the Equipment Supply Agreement and each Liability Allocation Agreement.

“U.S. Lender” is defined in Section 3.8.5.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2 Interpretation

Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement, the other Credit Documents and each Equipment Supplier Disbursement Certificate:

(i) the singular includes the plural and the plural includes the singular;

(ii) the word “or” is not exclusive;

(iii) a reference to an Applicable Law or Environmental Law includes any amendment or modification of such Applicable Law or Environmental Law, as the case may be, and all regulations, rulings and other Applicable Laws or Environmental Laws, as the case may be, promulgated thereunder;

(iv) a reference to a Person includes its permitted successors and permitted assigns;

(v) the words “include,” “includes” and “including” are not limiting;

(vi) a reference in a document to a Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document;

(vii) references to any document, instrument or agreement (A) shall include all exhibits, schedules and other attachments thereto, (B) shall include all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time and in effect at any given time;

(viii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document;

(ix) references to “days” means calendar days; and

(x) whenever any payment of principal, interest, fees or other amounts payable hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (or, in the event that the next succeeding Business Day falls in the succeeding calendar month, the immediately preceding Business Day).

SECTION 2. COMMITMENTS; ADVANCES

2.1 Commitments.

Subject to the terms and conditions set forth in this Agreement (including Sections 2.3 and 6), the Hermes Export Credit Guarantee Documents and the general conditions of Hermes, and for the purposes described in Section 2.5, each Lender severally agrees to make, pro rata based on its Proportionate Share, to Borrower (and, in any event, in an aggregate principal amount not exceeding such Lender’s Commitment), the following loans (each, a “Term Loan”):

(i) Term Loans the proceeds of which shall be used in accordance with Section 2.5(i) (each, a “Hermes Guarantee Fee Loan”); provided that in no event shall the aggregate principal amount of Hermes Guarantee Fee Loans exceed the Hermes Guarantee Fee Loan Cap;

(ii) Term Loans the proceeds of which shall be used in accordance with Section 2.5(ii) (each, an “Eligible Interest Loan”); provided that in no event shall the aggregate principal amount of Eligible Interest Loans exceed the Eligible Interest Loan Cap; and

(iii) Term Loans the proceeds of which shall be used in accordance with Section 2.5(iii) (each, a “Contract Price Loan”); provided that in no event shall the aggregate principal amount of Contract Price Loans exceed the Contract Price Loan Cap.

In the event that the Facility Amount is not disbursed in full prior to the Commitment Expiration Date, the amount of any undrawn portion thereof shall be automatically cancelled and terminated on such date.

2.2 Reduction of Commitments. Borrower may, with the prior consent of Hermes Agent (acting at the instruction of Hermes), reduce or cancel any unused Commitments. Commitments reduced or cancelled pursuant to this Section 2.2 may not be reinstated. From the effective date of any such reduction or cancellation, the commitment fees due pursuant to Section 5.1 shall be computed on the basis of the Commitments as so reduced. Each reduction of the Commitments shall be made and allocated among the Lenders pro rata according to their respective Proportionate Shares. In connection with any such reduction, the Contract Price Loan Cap, the Hermes Guarantee Fee Loan Cap and the Eligible Interest Loan Cap will be adjusted by Borrower as necessary with the consent of Hermes Agent (acting at the instruction of Hermes), Administrative Agent and the Lenders.

2.3 Making of Advances.

2.3.1 Advances on Disbursement Dates. Borrower may request the making of Advances on any Disbursement Date. In the case of an Advance requested for the purpose of making any payment of the Contract Price Eligible Portion, the amount of such Advance shall not be in excess of the amount set forth adjacent to the applicable Designated Disbursement Date on the Disbursement Schedule. In no event shall Borrower request more than one Advance per calendar month; provided that Borrower may request two Advances in a calendar month for not more than three calendar months occurring in a calendar year.

2.3.2 Mandatory Request for Disbursement by Borrower. In the event that Equipment Supplier has provided an Equipment Supplier Disbursement Certificate in connection with an Advance requested for the purpose of making any payment of the Contract Price Eligible Portion, Borrower shall be required to request such Advance by delivering a Borrower Disbursement Certificate; provided that, in the event that (a) the requested Advance is requested to be made on a date other than a Designated Disbursement Date, (b) the amount of the requested Advance is in excess of the applicable Designated Disbursement Date, (c) Borrower is not able to make the certifications set forth in the Borrower Disbursement Certificate in connection with the requested Advance, or (d) any other condition set forth in Section 6.3 is not satisfied in connection with the requested Advance, Borrower shall immediately notify Administrative Agent and Hermes Agent thereof, and the Lenders, Hermes Agent (acting at the instruction of Hermes) and Administrative Agent shall determine whether such Advance (and in what amount such Advance) shall be made by the Lenders.

2.3.3 Conditions to Funding.

(A) The Lenders shall be obligated to make Advances on a Disbursement Date with respect to Contract Price Loans if, and only if, (1) not later than 10:00 a.m. New York time on the date that is five Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) (x) from Borrower an appropriately completed Borrower Disbursement Certificate and (y) from Equipment Supplier an appropriately completed Equipment Supplier Disbursement Certificate, and (2) the other conditions set forth in Section 6.3 are satisfied.

(B) Subject to Section 2.4, the Lenders shall be obligated to make Advances on a Disbursement Date with respect to Eligible Interest Loans if, and only if, (1) not later than 10:00 a.m. New York time on the date that is five Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) from Borrower an appropriately completed Borrower Disbursement Certificate and (2) the other conditions set forth in Section 6.3 are satisfied.

(C) The Lenders shall be obligated to make Advances on a Disbursement Date with respect to Hermes Guarantee Fee Loans if, and only if, (1) (x) not later than 10:00 a.m. New York time on the date that is five Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) from Borrower an appropriately completed Borrower Disbursement Certificate and (y) the other conditions set forth in Section 6.3 are satisfied or (2) not later than 10:00 a.m. New York time on the date that is three Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) from Hermes Agent a written notice that Hermes Agent has paid, or wishes to pay, all or any portion of the Hermes Guarantee Fees, which written notice shall be include a request for an Advance in an amount equal to such portion of the Hermes Guarantee Fees (provided that in no event shall Hermes Agent request an Advance for payment by Hermes Agent of any Hermes Guarantee Fee Shortfall).

2.3.4 Required Payments. Subject to Sections 2.4.1 and 2.4.2, each Lender shall, on or before 12:00 p.m. New York time on each Disbursement Date, make available to Administrative Agent in immediately available funds, such Lender’s Proportionate Share of the aggregate Advances requested in the corresponding Borrower Disbursement Certificate (such Lender’s “Required Payment”). Unless Administrative Agent shall have received notice from a Lender prior to a Disbursement Date that such Lender will not make available to Administrative Agent its Required Payment on such Disbursement Date, Administrative Agent may assume that such Lender has made such Required Payment available on such date in accordance with the immediately preceding sentence and may, in its sole discretion, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Required Payment at such time on such Disbursement Date available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at the Overnight LIBO Rate. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Advance.

2.4 Deemed Funding of Eligible Interest Loans.

2.4.1 Satisfaction of Conditions. Notwithstanding anything to the contrary set forth herein, to the extent that Advances are requested to be utilized to pay Eligible Interest During Construction and the conditions precedent to the making of such Advances set forth Section 6.3 have been satisfied or waived on the applicable Disbursement Date, each Lender’s Proportionate Share of such Advances shall not be made available to Administrative Agent but shall be deemed (a) funded by such Lender as Eligible Interest Loans and (b) paid by Borrower to such Lender for Eligible Interest During Construction on the applicable Disbursement Date.

2.4.2 Failure to Satisfy Conditions. Notwithstanding anything to the contrary set forth herein, to the extent Hermes Agent determines that Borrower has not requested Advances to be utilized to pay Eligible Interest During Construction in an amount sufficient to pay such obligations when due, and notwithstanding the absence of a request from Borrower for such Advances or the failure to satisfy any conditions set forth in Section 6.3, if Hermes Agent so elects by providing written notice to Borrower, Administrative Agent and each Lender, each Lender’s Proportionate Share of Advances in an aggregate amount specified in such notice shall be deemed (a) funded by such Lender as Eligible Interest Loans and (b) paid by Borrower to such Lender for Eligible Interest During Construction in the amount and on the date specified in such written notice.

2.5 Use of Term Loans. Borrower shall not request or apply any portion of any Term Loan other than:

(i) to pay, or to be used by Borrower to reimburse Hermes Agent for its payment of, Hermes Guarantee Fees up to the Hermes Guarantee Fee Loan Cap;

(ii) to pay, or reimburse Borrower for its payment of, Eligible Interest During Construction up to the Eligible Interest Loan Cap; and

(iii) to pay directly to Equipment Supplier, or reimburse Borrower for its payment of, the Contract Price Eligible Portion up to the Contract Price Loan Cap.

2.6 Authorizations by Borrower.

2.6.1 Hermes Guarantee Fees. To the extent that any Advances are requested to be utilized to pay Hermes Guarantee Fees pursuant to Section 2.5(i), Borrower hereby irrevocably authorizes (a) Hermes Agent to deliver the written notice described in clause (2) of Section 2.3.3(C), (b) Administrative Agent to deliver the received proceeds of such Advances to an account designated by Hermes Agent and (c) Hermes Agent to (i) deliver such proceeds, upon receipt thereof, to an account designated by Hermes or (ii) reimburse itself for amounts previously paid to an account designated by Hermes. To the extent Hermes Agent receives all or any portion of any Hermes Guarantee Fee Refund from Hermes, Hermes Agent shall promptly send such amounts to Administrative Agent for application by Administrative Agent to the prepayment of the Term Loans in accordance with Section 3.4, and such prepayment shall be deemed to have been made by Borrower in accordance with Section 3.4 (provided that, notwithstanding the foregoing, Borrower shall be obligated pay any other amounts specified in Section 3.4).

2.6.2 Eligible Interest During Construction. To the extent that any Advances are requested to be utilized to pay Eligible Interest During Construction pursuant to Section 2.5(ii) or Hermes Agent elects to request and utilize any Advances to pay Eligible Interest During Construction pursuant to Section 2.4.2, Borrower hereby irrevocably authorizes each Lender to deem funded, on behalf of and for the account of Borrower as Term Loans, such Lender’s Proportionate Share of the aggregate of such Advances as provided in Section 2.4, and any such payments of Eligible Interest During Construction shall be deemed paid by Borrower to such Lender.

2.6.3 Contract Price. To the extent that any Advances are requested to be utilized to pay any portion of the Contract Price Eligible Portion pursuant to Section 2.5(iii) or (iv), respectively, Borrower hereby irrevocably authorizes Administrative Agent to deliver the received proceeds of such Advances to an account designated by Equipment Supplier in the applicable Equipment Supplier Disbursement Certificate.

2.7 Evidence of Indebtedness; Register; Term Notes.

2.7.1 Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Borrower agrees that all computations of interest by a Lender based on such account or accounts shall, in the absence of manifest error, be prima facie evidence of the amount thereof.

2.7.2 Register. Administrative Agent, on behalf of Borrower, shall maintain a register (the “Register”) in which it shall record (a) the names and addresses of the Lenders, (b) the amount of each Term Loan of each Lender made hereunder, (c) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (d) any amount received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Administrative Agent shall provide Borrower access to the Register upon reasonable request by Borrower.

2.7.3 Term Notes. Any Lender may request that Term Loans made by it to Borrower be evidenced by a Term Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Term Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Term Loans evidenced by such Term Note and interest thereon shall at all times (including after assignment pursuant to Section 12.7) be represented by one or more Term Notes in such form payable to the order of the payee named therein (or, if such Term Note is a registered note, to such payee and its registered assigns).

2.8 Obligations Several. The failure of any Lender to make available its Proportional Share of an Advance shall not relieve any other Lender of its obligation under this Agreement to make available its Proportional Share of any Advance. No Lender shall be responsible for the failure of any other Lender to make available its Proportional Share of an Advance on a Disbursement Date.

2.9 Set-Off.

2.9.1 Lender Parties. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party to or for the credit or the account of Borrower, against any and all obligations of Borrower under this Agreement or any other Credit Document held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender Party may have.

2.9.2 Borrower. Notwithstanding anything set forth herein to contrary, in no event shall Borrower be permitted to set off any amounts owing by Borrower hereunder against any amounts requested to be advanced by the Lenders hereunder.

SECTION 3. PAYMENTS BY BORROWER

3.1 Interest.

3.1.1 Interest Rate. Borrower shall pay interest on the unpaid principal amount of each Term Loan made to Borrower at the Fixed Interest Rate. All interest hereunder shall be computed on the basis of a year of 360 days and in each case payable for the actual number of days elapsed.

3.1.2 Payment Dates. Accrued interest on each Term Loan shall be payable by Borrower in arrears on each Interest Payment Date; provided that (a) interest accrued pursuant to Section 3.1.3 shall be payable on demand and (b) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

3.1.3 Default Interest

If any principal of or interest on any Term Loan or any fee, indemnity or other amount remains unpaid after such amount is due hereunder, Borrower shall pay interest (to the extent permitted by Applicable Law) on such overdue amount, at a rate per annum equal to 2.00% plus the greater of (a) the Fixed Interest Rate and (b) the sum of the Lenders’ cost of making or maintaining the Term Loans and the Applicable Spread, as reasonably determined by Administrative Agent, from the date such amount was due until the date of its payment in full.

3.2 Principal

Commencing on the First Principal Payment Date and on each Principal Payment Date thereafter, Borrower shall repay, to Administrative Agent for the account of each Lender based on its Proportionate Share, outstanding Term Loans in equal semi-annual installments (it being agreed that Borrower’s installment payment of principal on the First Principal Payment Date shall include 1/17 of the principal amount of Term Loans being disbursed on the First Principal Payment Date); provided however that the amount of the final installment on the Maturity Date shall in any event be equal to the remaining outstanding principal amount of Term Loans as of the Maturity Date. Borrower may not reborrow the principal amount of any Term Loan that is repaid or prepaid (whether by voluntary prepayment or mandatory prepayment).

3.3 Voluntary Prepayments.

At any time prior to the Commitment Expiration Date, Borrower may make, on any Interest Payment Date, voluntary prepayments of Term Loans in whole or in part with the written consent of Hermes Agent (acting at the instruction of Hermes) and Administrative Agent and upon 30 days prior written notice thereof to Administrative Agent (which notice shall be irrevocable). At any time on or after the Commitment Expiration Date, Borrower may make voluntary prepayments of Term Loans in whole or in part without the consent of any party and upon 30 days prior written notice thereof to Administrative Agent (which notice shall be irrevocable). Any such prepayment shall (a) include payment of accrued and unpaid interest on the Term Loans being prepaid and any fees, breakage costs and other charges payable in connection with such a prepayment under the terms of this Agreement (including Section 3.7), if any, and (b) be applied to remaining amortization payments and the payments at final maturity thereof (i) in inverse order of maturity or (ii) on a pro rata basis, at the option of Hermes Agent (acting at the instruction of Hermes). Amounts prepaid as voluntary prepayments of Term Loans may not be re-borrowed.

3.4 Mandatory Prepayments.

Borrower shall be required to make mandatory prepayments of the Term Loans upon each of the following:

(i) the receipt by Borrower or any of its Affiliates of any damages or other amounts from Equipment Supplier under the Equipment Supply Agreement (including as a result of a delayed delivery pursuant to Section 4 of the Equipment Supply Agreement and as a result of any cancellation by Equipment Supplier pursuant to Section 19 of the Equipment Supply Agreement), in an amount equal to (A) during the continuance of any Default or Event of Default, the amount of such damages or other amounts, or (B) so long as there is not continuing any Default or Event of Default, such portion of the amount of such damages as Hermes Agent (at the instruction of Hermes) shall designate in writing as the amount (if any) of the Term Loans no longer eligible for coverage under the Hermes Export Credit Guarantee Documents as a result of such payment of amounts by Equipment Supplier to Borrower;

(ii) any failure of the Hermes Export Credit Guarantee Documents to be effective with respect to any portion of the Term Loans, in an amount equal to such portion of the Term Loans; and

(iii) the refund to Borrower of any Hermes Guarantee Fees by Hermes in an amount equal to the Hermes Guarantee Fee Refund.

Any such prepayment (including any deemed prepayment with the Hermes Guarantee Fee Refund made in accordance with 2.6.1) shall (A) include payment by Borrower of accrued and unpaid interest on the Term Loans being prepaid and any fees, breakage costs and other charges payable in connection with such a prepayment under the terms of this Agreement (including Section 3.7), if any, and (B) be applied to remaining amortization payments and the payments at final maturity thereof (1) in inverse order of maturity or (2) on a pro rata basis, at the option of Hermes Agent (acting at the instruction of Hermes). Amounts prepaid as mandatory prepayments of Term Loans may not be re-borrowed.

3.5 Making of Payments.

All payments and prepayments of principal of and interest on the Term Loans, fees, indemnities and other amounts payable by Borrower under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, for the benefit of Administrative Agent for the account of each Lender by credit to an account designated by Administrative Agent, not later than 10:00 a.m. New York time on the date on which such payment shall become due.

3.6 Increased Costs.

3.6.1 Change in Law. If any Change in Law shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (b) impose on any Lender any other condition affecting this Agreement (other than Taxes), and the result of either of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) (other than for Taxes), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.6.2 Capital Adequacy. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.6.3 Procedure. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in Section 3.6.1 or 3.6.2 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7 Fixed Interest Rate Breakage Costs.

Within five Business Days following a Lender’s delivery of a written notice of the incurrence of Fixed Interest Rate Breakage Costs (which notice shall include reasonably detailed calculations with respect to the calculation of the Fixed Interest Rate Breakage Costs), Borrower shall pay the amount of Fixed Interest Rate Breakage Costs to such Lender in accordance with Section 3.11. A written notice of a Lender as to the amount of any Fixed Interest Rate Breakage Costs shall be conclusive absent manifest error of such Lender.

3.8 Taxes.

3.8.1 Indemnified Taxes. Any and all payments by or on account of any Obligation of any Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for or on account of any Indemnified Taxes; provided that if by law any Indemnified Taxes are required to be deducted or withheld from such payments, then

(a) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to Indemnified Taxes payable under this Section 3.8) each Lender Party receives an amount equal to the sum it would have received had no such deductions and withholdings for Indemnified Taxes been made, (b) such Credit Party shall make such deductions and withholdings and (c) such Credit Party shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Taxing Authority in accordance with Applicable Law. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Taxing Authority, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

3.8.2 Other Taxes. In addition, Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Taxing Authority in accordance with Applicable Law.

3.8.3 Indemnification. Borrower shall indemnify or cause to be indemnified each Lender Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than any penalties and interest resulting from gross negligence or willful misconduct of such Lender Party (as finally determined by a court of competent jurisdiction) and without duplication of any amounts paid to such Lender Party under Section 3.8.1) paid by such Lender Party or any of its Affiliates on or with respect to any payment by or on account of any Obligation of any Credit Party under any Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.8) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to Borrower by a Lender Party, or by Administrative Agent on its own behalf or on behalf of another Lender Party, shall be conclusive absent manifest error of such Lender Party.

3.8.4 Non-U.S. Lenders. Each Lender Party that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (together with any necessary attachments), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Credit Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant that seeks the benefits of this Section 3.8, on or before the date the relevant participation was purchased). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or statement to Borrower (or any other form of certification adopted by the U.S. Taxing Authorities for such purpose). Notwithstanding any other provision of this Section 3.8.4 or Section 3.8.5, a Lender Party shall not be required to deliver any form pursuant to this Section 3.8.4 or Section 3.8.5 that such Lender Party is not legally able to deliver.

3.8.5 U.S. Lenders. Each Lender Party that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) agrees to complete and deliver to Borrower and Administrative Agent a duly completed and executed copy of U.S. Internal Revenue Service Form W-9 (or any successor form) establishing that such Lender Party is not subject to U.S. backup withholding tax. Such form shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant that seeks the benefits of this Section 3.8, on or before the date the relevant participation was purchased). In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such U.S. Lender.

3.8.6 Payment Over. If any Lender Party has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.8, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, to such Lender Party by Borrower under this Section 3.8 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party (including any Taxes imposed with respect to such refund) as determined by such Lender Party in good faith and in its sole discretion and as will leave such Lender Party in no worse position than it would be in if such Indemnified Taxes or Other Taxes had been imposed, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund); provided that Borrower, upon receipt of the written request of such Lender Party along with a certificate of such Lender Party certifying that such refund is required to be repaid to the relevant Taxing Authority, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Taxing Authority. This Section 3.8 shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person.

3.9 Illegality.

If it becomes unlawful under any Applicable Law for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Term Loan, (a) such Lender shall promptly notify Administrative Agent upon becoming aware thereof, and (b) Administrative Agent shall promptly notify Borrower thereof. For a period of 30 days following such notification, such Lender shall take the steps set forth in Section 3.10.1 and, to the extent such steps are not effective, Borrower, Administrative Agent and such Lender shall use commercially reasonable efforts to identify a third party assignee of the Term Loans of such Lender; provided that, during such 30-day period, such Lender shall not be required to make any Advances. If the foregoing steps are not effective within such 30-day period, notwithstanding Section 3.12 or any other provision herein to the contrary, (i) the Commitment of such Lender shall be immediately cancelled and (ii) Borrower shall repay the Term Loans of such Lender

(including accrued and unpaid interest thereon and any fees, breakage costs and charges payable in connection therewith (including pursuant to Section 3.7)) on the earlier of (A) the immediately succeeding Interest Payment Date and (B) the date specified in writing by such Lender (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

3.10 Mitigation; Replacement of Lenders.

3.10.1 Mitigation. If (a) any Lender requests compensation under 3.6, (b) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.8, or (c) any Lender has notified Administrative Agent that it has become unlawful for such Lender to fund or maintain any Term Loan pursuant to Section 3.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.6 or 3.8, as applicable, in the future or allow such Lender to maintain or fund Term Loans, as applicable, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.10.2 Replacement of Lenders.

If (a) any Lender requests compensation under 3.6, (b) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.8, (c) any Lender has notified Administrative Agent that it has become unlawful for such Lender to fund or maintain any Term Loan pursuant to Section 3.9 or (d) any Lender has become a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.7), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent (which consent shall not unreasonably be withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.8, such assignment will result in a reduction in such compensation or payments to such new Lender. Nothing in this Section shall be deemed to prejudice any rights that Borrower may have against any Lender that is a Defaulting Lender.

3.11 Payments Generally

Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 3.6, 3.7 or 3.8 or otherwise) prior to 10:00 a.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent to the applicable account designated to Borrower by Administrative Agent, except that payments pursuant to Sections 3.6, 3.7, 3.8 and 12.10 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (or, in the event that the next succeeding Business Day falls in the succeeding calendar month, the immediately preceding Business Day), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (a) principal or interest in respect of any Term Loan or (b) any other amount due hereunder or under any other Credit Document shall be made in Dollars. Any payment required to be made by Administrative Agent hereunder shall be deemed to have been made by the time required if Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by Administrative Agent to make such payment. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of (i) the Overnight LIBO Rate and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If any Lender shall fail to make any payment required to be made by it pursuant to the immediately preceding sentence, then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such sentence until all such unsatisfied obligations are fully paid.

3.12 Pro Rata Treatment.

If at any time insufficient funds are received by and available to Administrative Agent from Borrower to pay fully all amounts of principal, interest and fees then due from Borrower hereunder, such funds shall be applied towards payment of principal, interest and fees then due from Borrower in a manner directed by Hermes Agent (acting at the instruction of Hermes) and ratably among the parties entitled to such amounts.

3.13 Sharing of Set-off.

If any Lender shall, by exercising any right of set-off or counterclaim, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this Section 3.13 shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or Participant, other than to Borrower (as to which the provisions of this Section 3.13 shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

SECTION 4. EQUITY CONTRIBUTIONS.

4.1 Equity Contributions.

4.1.1 Required Equity Contributions.

(A) On or prior to the date that is five Business Days prior to the Disbursement Date for each Advance, Borrower shall cause Equity Contributions to be made in an amount such that, after giving effect to all Advances and Equity Contributions made on or prior to such Disbursement Date, the Debt to Equity Ratio is not greater than 85:15. The proceeds of the Equity Contributions received pursuant to this Section 4.1.1(A) shall be applied by Borrower to the payment to Equipment Supplier of the Contract Price Eligible Portion no later than three Business Days prior to the applicable Disbursement Date.

(B) On or prior to the date that is five Business Days following any payment by Hermes Agent of any portion of the Hermes Guarantee Fee Shortfall, Borrower shall apply amounts received from Guarantor pursuant to Section 2.1(ii) of the Equity Contribution Agreement to the reimbursement of Hermes Agent for the payment by Hermes Agent of such portion of the Hermes Guarantee Fee Shortfall. Notwithstanding anything to the contrary set forth herein, Borrower shall not be entitled to request an Advance for the reimbursement to Borrower or Guarantor of any payment made pursuant to the immediately preceding sentence.

4.1.2 Payment of Equity Portion of Equipment Supply Agreement. Notwithstanding anything to the contrary set forth herein, on or prior to the occurrence of the Commercial Operation Date, Borrower shall have received, and applied to the payment of the Contract Price Eligible Portion, Equity Contributions in an amount equal to 15% of the sum of the Contract Price Eligible Portion.

4.2 Reimbursement of Pre-Closing Equity Contributions.

Borrower shall, on the Closing Date, request an Advance, in accordance with the provisions of Section 2 and in an amount up to an amount such that, after giving effect to all Advances and the Equity Contributions made on or prior to the Closing Date, the Debt to Equity Ratio is not greater than 85:15, as reimbursement for any portion of (but not exceeding) Pre-Closing Equity Contributions applied to the payment of the Contract Price Eligible Portion.

SECTION 5. FEES

5.1 Commitment Fee.

On each Interest Payment Date until the Commitment Expiration Date and on the Commitment Expiration Date, Borrower shall pay to Administrative Agent, for the benefit of each Lender (other than a Defaulting Lender), a commitment fee in arrears for the Semi-Annual Period then ending (or (a) in the case of the first installment of commitment fees payable hereunder, for the period from the Execution Date to the first Semi-Annual Date occurring thereafter or (b) in the case of the last installment of commitment fees payable hereunder, for the period from the preceding Semi-Annual Date to the Commitment Expiration Date) equal to the product of (i) 1.00% and (ii) the aggregate average daily unutilized Commitments for such period and (iii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 360.

5.2 Agency Fees.

Borrower shall pay to Administrative Agent an annual administrative agency fee in the amount and at the times set forth in the Fee Letter.

5.3 Hermes Guarantee Fees.

The Hermes Guarantee Fees shall be paid in one or more of the following ways, as applicable:

(i) Borrower may request an Advance on a Disbursement Date with respect to Hermes Guarantee Fee Loans pursuant to clause (1) of Section 2.3.3(C), and the proceeds of such Advance shall be paid to Hermes Agent for (A) the payment of the Hermes Guarantee Fees then due and payable or (B) the reimbursement of Hermes Agent for its prior payment of the Hermes Guarantee Fees than due and payable, as applicable;

(ii) Hermes Agent may request an Advance on a Disbursement Date with respect to Hermes Guarantee Fee Loans pursuant to clause (2) of Section 2.3.3(C), and the proceeds of such Advance shall be paid to Hermes Agent for (A) the payment of the Hermes Guarantee Fees then due and payable or (B) the reimbursement of Hermes Agent for its prior payment of the Hermes Guarantee Fees than due and payable, as applicable;

(iii) in the event that there is any Hermes Guarantee Fee Shortfall, Hermes Agent may make a demand on Guarantor (in accordance with the Equity Contribution Agreement) and/or Borrower to pay to Hermes Agent the amount of such Hermes Guarantee Fee Shortfall, and the proceeds of such payment by Guarantor and/or Borrower, as applicable, shall be applied by Hermes Agent to (A) the payment of the Hermes Guarantee Fees then due and payable or (B) the reimbursement of Hermes Agent for its prior payment of the Hermes Guarantee Fees than due and payable, as applicable; or

(iv) in the event that neither Borrower nor Hermes Agent requests an Advance pursuant to Section 2.3.3(C) in connection with any portion of the Hermes Guarantee Fees becoming due and payable, Borrower shall pay, or cause to be paid, to Hermes Agent, in immediately available funds, an amount equal to such portion.

SECTION 6. CONDITIONS TO EXECUTION DATE, CLOSING DATE AND ADVANCES

6.1 Conditions to Execution Date.

The effectiveness of this Agreement is subject to the satisfaction or waiver in accordance with Section 12.4 of each of the following:

6.1.1 Credit Agreement. The Credit Agreement, in form and substance satisfactory to Administrative Agent, Hermes Agent and each Lender as of the Execution Date, shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

6.1.2 Hermes Export Credit Guarantee Statement. (a) The Hermes Export Credit Guarantee Statement shall have been delivered by Hermes and shall be in full force and effect and (b) all applicable conditions under the Hermes Export Credit Guarantee Statement have been satisfied.

6.1.3 Fee Letter. The Fee Letter, in form and substance satisfactory to Administrative Agent and Hermes Agent, shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

6.1.4 Equipment Supply Agreement. The Equipment Supply Agreement shall have been fully executed (and shall include such terms as are required under the Hermes Export Credit Guarantee Documents) and a copy thereof (including all schedules, exhibits, attachments, supplements and amendments thereto), certified by a Responsible Officer of Borrower, shall have been delivered to Administrative Agent and Hermes Agent, and shall be in full force and effect. The Contract Price shall not have been modified from the Contract Price of $90,989,293.41, except to the extent permitted under the Equipment Supply Agreement and approved by Administrative Agent and Hermes Agent.

6.1.5 Certificates. The following, each in form and substance reasonably satisfactory to Administrative Agent, shall have been delivered to Administrative Agent and Hermes Agent:

(A) copies of each Organizational Document of Borrower, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by Borrower and certified as of the Execution Date by a Responsible Officer of Borrower as being in full force and effect without modification or amendment;

(B) signature and incumbency certificates of the Responsible Officer of Borrower executing the Credit Agreement;

(C) resolutions of the Board of Directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of the Credit Agreement, certified as of the Execution Date by a Responsible Officer of Borrower as being in full force and effect without modification or amendment;

(D) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of formation and in each jurisdiction in which it is required to be qualified as a foreign limited liability company to do business, each dated a recent date; and

(E) the Borrower Execution Date Certificate.

6.1.6 Consultants’ Reports. The Independent Engineer Report, the Environmental Report and the Insurance Report, in each case, in form and substance reasonably satisfactory to Administrative Agent and permitting reliance thereon by Administrative Agent and the Lenders, shall have been delivered to Administrative Agent.

6.1.7 Insurance. Evidence of insurance coverage for Borrower and the Deer Run Mine satisfying the requirements of the Transaction Documents, which insurance shall be in form and substance reasonably satisfactory to Administrative Agent, together with evidence that such policy or policies are in full force and effect, shall have been delivered to Administrative Agent.

6.1.8 Financial Statements. Each of the consolidating (if requested) and consolidated audited and unaudited (as applicable) balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor and its Subsidiaries and the unaudited balance sheet and the related statements of income, stockholder’s equity and cash flow of Borrower, in each case, for the fiscal years ended December 31, 2007 , December 31, 2008 and December 31, 2009 and the fiscal quarter ended March 31, 2010 shall have been delivered, and shall be in form and substance reasonably satisfactory, to Administrative Agent and the Lenders.

6.1.9 Governmental Approvals. (a) Evidence that all Governmental Approvals necessary in connection with the financing contemplated herein and the transactions contemplated hereby shall have been obtained and such evidence shall have been delivered to Administrative Agent, (b) each such Governmental Approval shall be in full force and effect and (c) all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

6.1.10 Construction Budget. Administrative Agent shall have received each of the Construction Budget in form and substance reasonably satisfactory to Administrative Agent (in consultation with the Independent Engineer).

6.1.11 Base Case Projections. Administrative Agent shall have received detailed financial projections covering the period from the Execution Date through and including the 2022 fiscal year (the “Base Case Projections”), including therein projections of revenues, operating expenses, cash flow, debt service and other related items, in form and substance reasonably satisfactory to Administrative Agent and the Independent Engineer.

6.1.12 USA Patriot Act and other Applicable Law. Each Lender Party shall have received, at least five Business Days prior to the Execution Date, all documentation and other information required by regulatory authorities under applicable “know your customer” policies and Anti-Terrorism Laws, including the USA Patriot Act, that shall have been requested by such Lender Party.

6.1.13 Representations and Warranties. The representations and warranties in the Credit Documents and in any certificate, document or financial or other statement furnished thereunder or in connection therewith (other than those which speak only as to a different date) shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on the Execution Date as if made on the Execution Date.

6.2 Conditions to Closing Date.

The occurrence of the Closing Date is subject to the satisfaction or waiver in accordance with Section 12.4 of each of the following:

6.2.1 Credit Documents. Each applicable Credit Document, in form and substance satisfactory to Administrative Agent and Hermes Agent, shall have been duly executed and delivered by each party thereto and shall be in full force and effect. Without limiting the generality of the foregoing, (a) (i) all conditions to the effectiveness of the Hermes Export Credit

Guarantee Final Acceptance or the Hermes Export Credit Guarantee Final Order, as the case may be, shall have been satisfied and (ii) the Contract Price Eligible Portion set forth in Hermes Export Credit Guarantee Final Acceptance or the Hermes Export Credit Guarantee Final Order, as the case may be, shall be equal to $90,989,293.41, (b) each of Borrower, Administrative Agent and Hermes Agent shall have duly executed and delivered the Fixed Interest Rate Agreement pursuant to which the Fixed Interest Rate shall have been specified (and, upon such execution and delivery, the Fixed Interest Rate Agreement shall be incorporated into, and deemed to be a part of, this Agreement).

6.2.2 Equipment Supply Agreement. A copy of any amendments or other modifications to the Equipment Supply Agreement (provided that any such modification shall be in accordance with Section 9.11(a)), each in form and substance reasonably satisfactory to Administrative Agent and Hermes Agent, shall have been delivered to Administrative Agent and Hermes Agent. The Contract Price shall not have been modified from the Contract Price of $90,989,293.41, except to the extent permitted under the Equipment Supply Agreement and approved by Administrative Agent and Hermes Agent.

6.2.3 Equipment Supplier Undertakings. Each of the Equipment Supplier Undertaking to Lenders and the Equipment Supplier Undertaking to Hermes, in each case, in form and substance satisfactory to the respective beneficiaries thereof, shall have been duly executed and delivered by Equipment Supplier to such beneficiaries and shall be in full force and effect.

6.2.4 Huntington Liability Allocation Agreements. The Huntington Liability Allocation Agreements, in form and substance satisfactory to Administrative Agent, shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

6.2.5 Lien Searches. Administrative Agent shall have received (a) certified copies of requests for information or copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name (i) Borrower as debtor and that are filed in each relevant jurisdiction and (ii) Foresight Holding Company, LLC as debtor and that are filed in each relevant jurisdiction, together with, in each case, copies of such financing statements (none of which shall cover the Equipment (except to the extent evidencing Equipment Permitted Liens), the Equipment Supply Agreement or the Equity Interests in Borrower) and (b) results of fixture, tax and judgment Lien searches in Bond and Montgomery Counties, Illinois.

6.2.6 Certificates. The following, each in form and substance reasonably satisfactory to Administrative Agent (and, in the case of the Equipment Supplier Closing Date Certificate, to Hermes Agent), shall have been delivered to Administrative Agent (and, in the case of the Equipment Supplier Closing Date Certificate, to Hermes Agent):

(A) copies of each Organizational Document of each Credit Party, in form and substance reasonably satisfactory to Administrative Agent and Hermes Agent, executed and delivered by such Credit Party and certified as of the Closing Date by a Responsible Officer of such Credit Party as being in full force and effect without modification or amendment;

(B) signature and incumbency certificates of the Responsible Officers of each Credit Party executing the Credit Documents to which it is a party;

(C) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party, certified as of the Closing Date by a Responsible Officer of such Credit Party as being in full force and effect without modification or amendment;

(D) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of formation and in each jurisdiction in which it is required to be qualified as a foreign limited liability company to do business, each dated a recent date;

(E) the Borrower Closing Date Certificate;

(F) the Solvency Certificates; and

(G) the Equipment Supplier Closing Date Certificate.

6.2.7 Legal Opinions. The legal opinions of (a) Bailey & Glasser LLP, counsel to the Credit Parties, (b) Bracewell & Giuliani LLP, special New York counsel to the Credit Parties, and (c) counsel to Equipment Supplier, each in form and substance reasonably satisfactory to Administrative Agent, shall have been delivered to Administrative Agent.

6.2.8 Payment of Transaction Costs; Funds Flow Memorandum. Borrower shall pay or cause to be paid all closing costs and fees due on the Closing Date concurrently with the borrowing occurring on the Closing Date and in accordance with the Funds Flow Memorandum, which shall have been delivered, and be in form and substance reasonably satisfactory, to Administrative Agent and Hermes Agent.

6.2.9 Execution Date. The Execution Date shall have occurred.

6.3 Conditions to All Advances.

The obligation of each Lender to make any Advance (including any Advance on the Closing Date but excluding any Advance requested by Hermes Agent pursuant to Section 2.3.3(C)) is subject to the satisfaction or waiver by the Lenders of each of the following on the Disbursement Date for such Advance:

6.3.1 Certificates. The certificates required to be delivered pursuant to Section 2.3.3 have been delivered at the times specified therein (it being understood and agreed that no Lender Party shall be required to verify the accuracy or completeness of, or the validity of any signatures to, any deliverables delivered in connection with any certificate delivered pursuant to Section 2.3.3).

6.3.2 Representations and Warranties. The representations and warranties in the Credit Documents and in any certificate, document or financial or other statement furnished thereunder or in connection therewith (other than those which speak only as to an earlier date) shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on such Disbursement Date as if made on such Disbursement Date.

6.3.3 Required Equity Contributions. The Equity Contributions with respect to such Advance required pursuant to Section 4.1 shall have been fully funded (through allocations of Pre-Closing Equity Contributions (solely on the Closing Date) or Post-Closing Equity Contributions, as the case may be), and the proceeds thereof shall have been received by Equipment Supplier.

6.3.4 No Material Adverse Effect. At the time of such Advance, no circumstance shall exist, and no change of law or regulation of any Governmental Authority shall have occurred, that has had or could reasonably be expected to have a Material Adverse Effect.

6.3.5 Fees. Borrower shall have paid, or caused to be paid, all fees, expenses and other amounts then due under or in connection with the Credit Documents (except to the extent that such fees, expenses and other amounts are to be paid with proceeds of the requested Advance).

6.3.6 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Advance.

6.3.7 Performance under Equipment Supply Agreement.

(A) Equipment Supplier shall have performed the work under the Equipment Supply Agreement corresponding to the requested Advance, as certified by Equipment Supplier in the applicable Equipment Supplier Disbursement Certificate, in each case, delivered in connection with the requested Advance.

(B) Without limiting the generality of Section 12.2, Borrower shall have waived its right to challenge or contest its obligations to repay such Advance (or any other Obligations) in the event that Borrower subsequently discovers that such work had not been performed by Equipment Supplier, in each case, as set forth in the applicable Borrower Disbursement Certificate.

6.3.8 Hermes Export Credit Guarantee Documents. Administrative Agent and Hermes Agent shall be satisfied that (a) the Hermes Export Credit Guarantee Documents are in full force and effect, (b) all applicable conditions under the Hermes Export Credit Guarantee Documents have been satisfied, (c) there shall not exist any material adverse effect on the ability of Borrower to perform its obligations under the Credit Documents to which it is a party, and (d) the Hermes Export Credit Guarantee Documents shall not be the subject of a dispute that potentially affects the validity or coverage of the guarantees thereunder. There shall be no outstanding notice from Hermes requesting, advising, instructing or requiring the Lenders to suspend the making of Advances.

6.3.9 Equipment Supplier Lien Release. With respect to the Advance being made on the Final Disbursement Date, Equipment Supplier shall have delivered an executed copy of full lien releases with respect to its purchase money security interests in the Equipment granted to Equipment Supplier in accordance with Section 3 of the Term and Conditions to the Equipment Supply Agreement, which lien release shall be in form and substance reasonably satisfactory to Administrative Agent.

6.3.10 Closing Date. The Closing Date shall have occurred.

For certainty, the only condition to the making of Advances requested by Hermes Agent pursuant to clause (2) of Section 2.3.3(C) shall be that Hermes Agent shall have requested such Advance in accordance with clause (2) of Section 2.3.3(C).

SECTION 7. REPRESENTATIONS AND WARRANTIES

Borrower makes all of the following representations and warranties to and in favor of each Lender Party as of the Execution Date, the Closing Date and each Disbursement Date (except as such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date):

7.1 Existence; Compliance with Law.

Borrower (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Power; Authorization; Enforceability.

Borrower has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and to borrow hereunder. Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated herein, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of any Transaction Documents (other than the filings referred to in Section 7.19). Each Transaction Document to which Borrower is a party that is in effect on the date this representation and warranty is made has been duly executed and delivered on behalf of Borrower. This Agreement constitutes, and each other Transaction Document to which Borrower is a party, upon execution, will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.3 No Conflict.

The execution, delivery and performance of the Credit Documents to which Borrower is a party by Borrower, the borrowings hereunder by Borrower and the use of the proceeds thereof will not violate any Applicable Law, any material Mine Document or any Organizational Document of Borrower and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Mine Document.

7.4 Financial Information.

7.4.1 Financial Statements. Each of the consolidating (if requested) and consolidated audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor and its Subsidiaries as of and for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of Guarantor and its Subsidiaries as of such date and for such period. The unaudited balance sheet and the related statements of income, stockholder’s equity and cash flow of each Credit Party as of and for the fiscal quarter ended March 31, 2010 and (in the case of Borrower) the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operations and cash flows of such Credit Party as of such date and for such periods.

7.4.2 No Contingent Liabilities. No Credit Party has any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 7.4.1 that are not reflected in the financial statements described in Section 7.4.1.

7.5 No Material Adverse Effect.

Since December 31, 2009, there has been no event that has had or could reasonably be expected to have a Material Adverse Effect.

7.6 No Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

7.7 No Default.

Borrower is not in default in any material respect under or with respect to any of its material Contractual Obligations. No Default or Event of Default has occurred and is continuing.

7.8 Sole Purpose Nature; No Subsidiaries.

Borrower has not conducted and is not conducting any business or activities other than businesses and activities directly or indirectly relating to the ownership, development, construction, operation, maintenance and financing of the Deer Run Mine and business activities reasonably related thereto.

Other than as approved by Administrative Agent in accordance with Section 9.10, Borrower has no Subsidiaries and does not own any Capital Stock of any Person.

7.9 Accuracy of Information, etc.

No statement or information contained in any Credit Document or any other document, certificate or statement furnished to any Lender Party by or on behalf of any Credit Party for use in connection with the transactions contemplated by the Credit Documents (including the financial statements referred to in Section 7.4.1), taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.10 Title to Property.

Borrower is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Property (including the Deer Run Mine), and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description or to any Lien other than General Permitted Liens and Equipment Permitted Liens. At the time this representation is made, Borrower has Mining Title to all Mining Facilities covered by outstanding Governmental Approvals issued to Borrower to the extent necessary to conduct its business as currently conducted and to utilize such properties for their intended purpose at such time. The properties of Borrower that are material to its business, taken as a whole, are in good operating order, condition and repair (ordinary wear and tear excepted) constitutes all the property that is required for the business and operations of Borrower as conducted on the date this representation is made or repeated.

7.11 Intellectual Property.

Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower know of any valid basis for any such claim in each case, that could reasonably be expected to result in a Material Adverse Effect. The use of Intellectual Property by Borrower does not infringe on the rights of any Person in such Intellectual Property in any material respect.

7.12 Taxes.

7.12.1 Filing; Payment. Borrower (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower).

7.12.2 No Liens. (a) No Liens for material Taxes (other than General Permitted Liens) have been filed with respect to the assets of Borrower, and no unresolved claim has been asserted in writing to Borrower or its Affiliates or members with respect to any material Taxes of Borrower, and (b) no waiver or agreement by Borrower is in force for the extension of time for the assessment or payment of any material Tax that has not expired, and, to Borrower’s knowledge, no request for any such extension or waiver is currently pending. There is no pending or threatened in writing audit or investigation by any Taxing Authority with respect to Borrower.

7.12.3 Pass-Through Entity. Borrower is, and has been since its formation, a Pass-Through Entity. Borrower is not subject to entity-level Tax for state, local or foreign income or franchise Tax purposes. Borrower has not engaged in any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4) or made any disclosure under Treasury Regulation Section 1.6011-4.

7.13 Federal Regulations.

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

7.14 ERISA.

Borrower, each ERISA Affiliate and each Plan is in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder, except for failures to so comply which could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that would subject Borrower to any Tax, penalty or other liabilities, which Tax, penalty or other liabilities which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. The excess in the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, over the fair market value of the assets of such Plan could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to any payments to a Multiemployer Plan.

7.15 Black Lung Act and Coal Act.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) Borrower and each of its Affiliates are in compliance with both the Black Lung Act and the Coal Act and the regulations promulgated thereunder, (b) none of Borrower or any of its Affiliates has incurred any liability under the Black Lung Act, Coal Act and their respective regulations, (c) Borrower, each of its Affiliates and their respective “related persons” (as defined in Section 9701(c) of the Code) are in compliance with the Coal Industry Retiree Health Benefit Act of 1992 and any regulations promulgated thereunder, and (d) none of Borrower, any of its Affiliates or their respective “related persons” has incurred any liability under the Coal Industry Retiree Health Benefit Act of 1992.

7.16 Investment Company Act.

Borrower is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

7.17 Environmental Matters.

7.17.1 Compliance. Other than exceptions to any of the following that (a) could not reasonably be expected to result in liability to Borrower in excess of $5,000,000 or (b) could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect:

(A) Borrower (1) is, and has been, in compliance with all applicable Environmental Laws; (2) holds all Environmental or Mining Permits (each of which is in full force and effect) required for its current operations (including all Environmental or Mining Permits required for the Mining Facilities or any active construction or expansion thereof); and (3) is, and has been, in compliance with its Environmental or Mining Permits;

(B) Borrower has no reason to expect that (1) any action or challenge would result in the preclusion of the issuance of, or the revocation or termination of, any of its Environmental or Mining Permits or (2) any Environmental or Mining Permits necessary for the Mining Facilities or any other reasonably foreseeable operations or expansions (including any renewals of existing Environmental or Mining Permits) will not be obtainable in the ordinary course of the applicable permitting processes;

(C) there has been no Hazardous Materials Activity by Borrower at, on, under, in, or about any Real Property now or formerly owned, leased or operated by Borrower or at any other location (including any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (1) give rise to liability of Borrower under any applicable Environmental Law or otherwise result in costs to Borrower, (2) interfere with Borrower’s operations or (3) impair the fair saleable value of any Real Property owned or leased by Borrower; provided however that, in the case of this clause (3), Borrower may have engaged in Hazardous Materials Activities typically engaged in by a reasonably prudent Person engaged in coal mining, processing and selling activities and that are in compliance with Environmental Law;

(D) there are no pending or, to the knowledge of Borrower, threatened Environmental or Mining Claims related to Borrower or the Deer Run Mine;

(E) Borrower has not received any written request for information, or been notified that it is a potentially responsible party under or relating to any Environmental Law;

(F) Borrower has not entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law;

(G) Borrower has not assumed or retained, by contract or operation of law, any current liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Material;

(H) there are no Black Lung Liabilities pending, threatened against Borrower, nor have any Black Lung Liabilities been assumed by Borrower; and

(I) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, response, remediation or cleanup pursuant to any Environmental Law.

7.17.2 No Mining Accidents. There have not been any Mining Accidents with respect to the Mining Facilities that would reasonably be expected to (a) result in liability in excess of $5,000,000 or (b) have, either individually or in the aggregate, a Material Adverse Effect.

7.17.3 No Violations. Borrower has not been (a) barred for a period of 30 or more consecutive days from receiving surface or underground Environmental or Mining Permits pursuant to the permit blockage provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq. and the regulations promulgated thereunder or pursuant to any other Environmental Law or (b) been subject to any injunction or closure order pursuant to any Mining Law or pursuant to any Environmental or Mining Permit.

7.17.4 Access to Administrative Agent. Borrower has provided Administrative Agent with access to all material records and files in the possession, custody or control of, or otherwise reasonably available to Borrower concerning compliance with or liability under Environmental Law, including those concerning any Hazardous Materials Activity at the Mining Facilities.

7.18 Solvency.

Borrower is, and after giving effect to the transactions contemplated by the Credit Documents and the incurrence of all Indebtedness and obligations being incurred in connection therewith, will be Solvent.

7.19 Sufficiency of Rights.

All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion, operation and maintenance of the Deer Run Mine in accordance with Applicable Law and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Mine Documents or are commercially available to the Deer Run Mine, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights.

7.20 Governmental Approvals.

No material Governmental Approval is or will be required in connection with (a) the due execution, delivery and performance by Borrower of the Credit Documents to which it is a party or (b) the consummation of the transactions contemplated hereunder by Borrower, other than (i) such as have been made or obtained and are in full force and effect, (ii) any Governmental Approvals that are not yet necessary for the business, operations, ownership and maintenance of the Deer Run Mine as currently conducted, and (iii) such as are required by securities, regulatory or Applicable Law in connection with an exercise of remedies.

7.21 Insurance.

Borrower maintains with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and all applicable policies are in full force and effect and all premiums in respect thereof have been paid in full. Borrower (a) has not received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance and (b) has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

7.22 Foreign Assets Control Regulations.

The use of the proceeds of the Term Loans by Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Credit Party (a) is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, or (b) is in violation of the USA PATRIOT Act.

7.23 Anti-Terrorism Laws.

Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Laws. The use of the proceeds of the Term Loans by Borrower will not violate any Anti-Terrorism Laws.

7.24 Use of Proceeds.

Borrower has used the proceeds of all Advances in accordance with the terms and conditions of the Credit Documents.

SECTION 8. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until the Discharge Date, Borrower shall:

8.1 Financial Statements.

Furnish (or cause to be furnished) to Administrative Agent (for distribution to each Lender):

(i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Credit Parties commencing with the fiscal year ending December 31, 2010, a copy of each of the consolidating (if requested) and consolidated audited (in the case of Guarantor and its Subsidiaries) or unaudited (in the case of Borrower) balance sheet of each Credit Party as at the end of such year and the related consolidating (if applicable) and consolidated audited (in the case of Guarantor and its Subsidiaries) or unaudited (in the case of Borrower) statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, in each case under this paragraph (i), reported on without a “going concern” or any successor qualification or exception thereto, or any material qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Credit Parties, each of the consolidating (if requested) and consolidated unaudited balance sheet of each of Guarantor and its Subsidiaries and unaudited balance sheet of Borrower as at the end of such quarter and, in each case, the related consolidating (if requested) and consolidated (in the case of Guarantor and its Subsidiaries) unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of such Credit Party as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All financial statements delivered pursuant to paragraph (i) or (ii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

8.2 Certificates; Other Information; Notices.

Furnish to Administrative Agent (for distribution to each Lender or, in the case of paragraph (vi) below, to the applicable Lender):

(i) concurrently with the delivery of any financial statements pursuant to Section 8.1, a certificate of a Financial Officer of Borrower certifying that (A) to the knowledge of such Financial Officer, no Event of Default or Default has occurred and is continuing or, if such Financial Officer has knowledge that an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (other than litigation strategy and related documentation subject to attorney-client privilege), and (B) no material adverse change in the consolidated assets, liabilities, operations or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent and Hermes Agent or, if a material adverse change has occurred, the nature of such change;

(ii) no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Organizational Document of any Credit Party;

(iii) (A) during the Construction Period, promptly upon effectiveness thereof, any modification to the Construction Budget and (B) during the Operating Period, promptly upon adoption thereof, a copy of the Annual Operating Budget with respect to the Deer Run Mine for each fiscal year (or portion thereof) occurring during the Operating Period;

(iv) within 30 days following (A) the last day of each calendar quarter occurring during the Construction Period, a reasonably detailed summary of the development and construction of the Deer Run Mine for such calendar quarter, and (B) the last day of each calendar quarter occurring during the Operating Period, a reasonably detailed summary of the operations and production of the Deer Run Mine for such calendar quarter;

(v) promptly, such additional financial and other information as any Lender may from time to time reasonably request through Administrative Agent, including with respect to applicable “know your customer” and Anti-Terrorism Laws (including the USA Patriot Act);

(vi) promptly upon request by Administrative Agent, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan, (B) the most recent actuarial valuation report for any Plan, (C) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event and (D) promptly upon request by Administrative Agent, such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as Administrative Agent shall reasonably request; and

(vii) promptly upon becoming aware thereof, notice of the following (together with a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto) (for distribution to each Lender):

(A) the occurrence of any Default or Event of Default;

(B) any default or event of default (or alleged default) under, or earlier termination of, the Equipment Supply Agreement;

(C) any litigation, investigation or proceeding which may exist at any time between Borrower and any Governmental Authority, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(D) any litigation or proceeding affecting Borrower (1) in which the amount involved is $5,000,000 or more and not covered by insurance, (2) in which injunctive or similar relief is sought or (3) which relates to any Transaction Document;

(E) any casualty, damage or loss to (1) the Equipment or (2) the Deer Run Mine (other than the Equipment), in each case, whether or not insured, through fire, theft, other hazard or casualty, or through any act or omission of Borrower, its employees, agents, contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss, in the case of clause (2), affects Borrower or the Deer Run Mine in excess of $5,000,000 for any one such event or $10,000,000 in the aggregate in any policy period;

(F) the occurrence of (1) any ERISA Event, (2) the adoption of any new Plan by Borrower or any ERISA Affiliate, (3) the adoption of an amendment to a Plan or (4) the commencement of contributions by Borrower or any ERISA Affiliate to a Plan or Multiemployer Plan, in each case, if such occurrence could reasonably be expected to result in a Material Adverse Effect; and

(G) any event that has had or could reasonably be expected to have a Material Adverse Effect.

8.3 Maintenance of Title and Existence.

(a) Maintain good and valid title to all of its Properties (that are individually or in the aggregate material), subject only to General Permitted Liens and Equipment Permitted Liens and other than those Properties disposed of in accordance with this Agreement and the other Credit Documents, and (b) preserve, renew and keep in full force and effect its existence as a limited liability company and all material rights, privileges and franchises necessary in the normal conduct of its business.

8.4 Compliance with Law.

(a) Take all reasonable action to maintain all rights, privileges and Governmental Approvals necessary in the normal conduct of its business and comply with all Applicable Law and (b) promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Mining Laws that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000; (ii) make an appropriate response to any Environmental or Mining Claim against Borrower and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000; (iii) comply, and use commercially reasonable efforts to cause all contractors, lessees and other Persons occupying any Real Property to comply, with all Environmental Laws, Mining Laws and Environmental or Mining Permits where the failure to do so could reasonably be expected to result in liability to Borrower in excess of $5,000,000; and (iv) obtain, maintain in full force and effect and renew all material Environmental or Mining Permits applicable to its operations and Real Property.

8.5 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all Taxes and amounts under the Equipment Supply Agreement), other than with respect to any such obligation the amount or validity of which is currently being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of Borrower.

8.6 Maintenance of Property; Insurance.

(a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, (b) cause the Deer Run Mine to be constructed, operated and maintained in compliance in all material respects with the Construction Budget (as modified from time to time) and the terms and provisions of all Environmental or Mining Permits and in accordance with Prudent Operating Practice and (c) maintain with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, provided such insurance is available on commercially reasonable terms (and Borrower shall provide Administrative Agent with reasonable evidence of such insurance coverage from time to time and as requested by Administrative Agent); provided that Borrower shall procure and maintain insurance in compliance with this clause (c) for the preparation plant owned by Borrower at all times from and after the commencement of operation of such preparation plant.

8.7 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and, in all material respects, all Applicable Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of (i) Hermes and Administrative Agent to, at Borrower’s expense, visit and inspect any of its properties once a year and (ii) subject to the last sentence of this Section 8.7, any Lender and the Independent Engineer to visit and inspect any of its properties and examine and, at Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower and with its independent certified public accountants; provided that, if such visit and inspection occurs at a time when no Default or Event of Default has occurred and is continuing, such visit and inspection by Lenders shall be coordinated through Administrative Agent and shall be limited to (A) four visits and inspections during any consecutive 12-month period occurring in whole or in part during the Construction Period and (B) two visits and inspections during any consecutive 12-month period occurring in whole during the Operating Period (in each case, subject to compliance with Applicable Law and Borrower’s standard policies concerning mine safety).

8.8 Environmental Laws; Mining Laws.

Deliver to Administrative Agent (for distribution to each Lender):

(i) as soon as practicable following receipt thereof, copies of all environmental or mining audits, investigations, analyses and reports of any kind or character, except for those required to be prepared in the normal course of mining operations, whether prepared by personnel of Borrower or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Property or with respect to any Environmental or Mining Claims if such matters or Environmental or Mining Claims could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000;

(ii) promptly after the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, (B) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental or Mining Claims that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000 or (2) any Environmental or Mining Claims that could reasonably be expected to result in liability of Borrower in excess of $5,000,000, and (C) any matter or occurrence that could reasonably be expected to result in an injunction or the issuance of any closure order pursuant to any Mining Law or pursuant to any Environmental or Mining Permit or otherwise related to the Mining Facilities;

(iii) as soon as practicable following the sending or receipt thereof by Borrower, a copy of any and all written communications with respect to (A) any Environmental or Mining Claims (including any citations and orders issued pursuant to any Mining Law) that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, (B) any Release required to be reported to any Governmental Authority and that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, and (C) any request for information from any Governmental Authority or other Person that suggests such Person is investigating whether Borrower may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in liability to the or otherwise related to the Mining Facilities in excess of $5,000,000;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Borrower that could reasonably be expected to (1) expose Borrower to, or result in, Environmental or Mining Claims that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, or (2) affect the ability of Borrower to maintain in full force and effect all material Environmental or Mining Permits required for their respective operations, and (B) any proposed action to be taken by Borrower to modify current operations in a manner that could reasonably be expected to subject Borrower to any additional material obligations or requirements under any Environmental Laws or Mining Laws the cost of which would exceed $5,000,000; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 8.8.

8.9 Environmental or Mining Permits.

Obtain, maintain in full force and effect and comply with all Environmental or Mining Permits required for the business and operations of Borrower as conducted, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Equipment Supply Agreement; Liability Allocation Agreements.

Maintain in full force and effect, preserve, protect and defend its rights under and take all commercially reasonable actions necessary to prevent termination or cancellation of, (a) the Equipment Supply Agreement, (b) the Huntington Liability Allocation Agreements and (c) any other Liability Allocation Agreement.

8.11 Further Assurances.

Upon the request of an Agent, Borrower shall execute and deliver, or cause to be executed and delivered, all documents as shall be necessary or that such Agent shall reasonably request in connection with the rights and remedies of the Lender Parties under the Credit Documents and each Equipment Supplier Disbursement Certificate, and perform such other reasonable acts as may be necessary to carry out the intent of the Credit Documents and each Equipment Supplier Disbursement Certificate.

8.12 Separate Existence.

(a) Maintain its own separate books and records and bank accounts, (b) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity (including through the use of separate stationary, signage and business cards), (c) file its own Tax returns as may be required under Applicable Law, and pay any Taxes required to be paid under Applicable Law, (d) not commingle its assets with assets of any other Persons and hold all of its assets in its own name, (e) comply in all material respects with all organizational formalities to maintain its separate existence, (f) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and (g) correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person.

8.13 Tax Treatment.

Ensure that Borrower is and shall remain a Pass-Through Entity.

8.14 Use of Proceeds.

Use the proceeds of (a) the Term Loans only for the purposes specified in Section 2.5 (it being understood that no Lender Party shall have any obligation to monitor Borrower’s use of the proceeds of the Term Loans) and (b) any loans under any Indirect Affiliate Indebtedness (including the Huntington Debt) the proceeds of which are received by Borrower only for the construction, development, operation, maintenance, ownership and related costs of the Mining Facilities.

8.15 Delivery of Quarterly Updated Projections.

Deliver the Quarterly Updated Projections, in form and substance reasonably satisfactory to Administrative Agent, on the last Business Day of each fiscal quarter.

8.16 Certification of Compliance with Financial Covenants.

Within 30 days following the last day of each Semi-Annual Period commencing with the first full Semi-Annual Period ending during the Operating Period, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying as to Borrower’s compliance with each financial covenant set forth in Section 9.14 (which certificate shall include reasonably detailed calculations with respect to the determination of the ratios set forth in Section 9.14).

8.17 Hermes-Requested Information.

Upon request by Hermes Agent, promptly provide to Hermes Agent (and with a copy to Administrative Agent) all financial, technical and other information as Hermes Agent advises Borrower that Hermes has requested pursuant to the Hermes Export Credit Guarantee Documents.

SECTION 9. NEGATIVE COVENANTS

Borrower covenants and agrees that, until the Discharge Date, Borrower shall not:

9.1 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, unless after giving effect to such creation, incurrence, assumption or sufferance, Borrower would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14, (a) with respect to any such creation, incurrence, assumption or sufferance during the Construction Period, for the first two full Semi-Annual Periods occurring after the Commercial Operation Date, and (b) with respect to any such creation, incurrence, assumption or sufferance during the Operating Period, for the two Semi-Annual Periods ending on the following two Semi Annual Dates and shall deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided however that Borrower may incur Indebtedness with an aggregate principal amount of up to $5,000,000 (individually in the case of such Indebtedness or series of related Indebtedness) or $25,000,000 (in the aggregate in the case of all such Indebtedness) and may also incur any Indebtedness set forth on Schedule 9.1, in each case, without submission of a Financial Covenant Compliance Certificate as described above.

9.2 Liens.

Create, incur, assume or suffer to exist any Lien upon (a) the Equipment, whether now owned or hereafter acquired, other than Equipment Permitted Liens, or (b) the Equipment Supply Agreement.

9.3 Fundamental Changes.

(a) Enter into any merger, consolidation or amalgamation (other than any merger that (i) could not reasonably be expected to have a Material Adverse Effect, (ii) would not result in a Change of Control and (iii) would result in Borrower being the surviving Person), or (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its Property or business.

9.4 Disposition of Property.

Sell, transfer or otherwise dispose of (a) any Equipment, whether now owned or hereafter acquired, or (b) any of its other Property (including receivables and leasehold interests), whether now owned or hereafter acquired, unless, after giving effect to such disposition described in clause (b), Borrower would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14, (a) with respect to any such incurrence during the Construction Period, for the first two full Semi-Annual Periods occurring after the Commercial Operation Date, and (b) with respect to any such incurrence during the Operating Period, for the two Semi-Annual Periods ending on the following two Semi Annual Dates and shall deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided however that Borrower may, without submission of a Financial Covenant Compliance Certificate as described above in this Section 9.4, (i) dispose of obsolete or worn out property in the ordinary course of business, (ii) sell inventory in the ordinary course of business (including forward coal sales in the ordinary course of business), (iii) enter into any sale-leaseback transaction (other than with respect to the Equipment) to the extent entered into in the ordinary course of business of Borrower and upon arm’s length terms, and (iv) during any calendar year, sell, transfer or otherwise dispose of up to $5,000,000 (individually or in a series of related transactions) of its Property (including receivables and leasehold interests but excluding the Equipment).

9.5 Restricted Payments.

Make any Restricted Payment other than, solely during the Operating Period, Restricted Payments to Guarantor of excess cash after the payment of Debt Service and other amounts paid or payable by Borrower so long as, at the time of such Restricted Payment, Borrower would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14 for the following two Semi-Annual Periods and has delivered a Financial Covenant Compliance Certificate with respect to such time.

9.6 Investments.

Make any investments of funds (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than (a) extensions of trade credit in the ordinary course of business, (b) Capital Expenditures and (c) ordinary course investments in cash equivalents.

9.7 Transactions with Affiliates.

Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of business of Borrower and (c) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

9.8 Lines of Business.

Conduct any business or activities other than businesses and activities directly or indirectly relating to the ownership, development, construction, operation, maintenance and financing of the Deer Run Mine and business activities reasonably related thereto.

9.9 Fiscal Year, Name, Location and EIN.

Change (a) Borrower’s name, federal employer identification number or the location of its principal place of business to any location within the United States without 30 days prior written notice to Administrative Agent and Hermes Agent or (b) Borrower’s principal place of business to any location outside of the United States.

9.10 No Subsidiaries or Joint Ventures.

(a) Create, form or acquire any subsidiary without the prior written approval thereof by Administrative Agent; provided that, immediately upon any such creation, formation or acquisition, (i) the newly created, formed or acquired subsidiary shall enter into a guaranty of the Obligations, which guaranty shall (A) include applicable representations, warranties, covenants and other obligations similar to such provisions set forth in this Agreement and otherwise be in form and substance reasonably satisfactory to Administrative Agent and (B) shall, upon execution and delivery and thereafter, be deemed to constitute a Credit Document, and (ii) Borrower and Administrative Agent (on behalf of the Lenders) shall enter into such amendments and other modifications of this Agreement as are deemed by Administrative Agent to be necessary or appropriate in connection with such creation, formation or acquisition, or (b) enter into any partnership or joint venture.

9.11 Modification of Certain Documents.

Without the prior written consent of the Required Lenders (acting in consultation with the Independent Engineer, if necessary), amend, supplement, waive, cancel, terminate or otherwise modify (a) the Equipment Supply Agreement (including with respect to any modification of the payment schedule attached thereto), (b) any Organizational Document of Borrower or (c) any Liability Allocation Agreement.

9.12 ERISA.

Maintain, sponsor or contribute to (or be required to maintain, sponsor or contribute to) any employee benefit plans subject to ERISA.

9.13 Regulations.

Directly or indirectly apply any part of the proceeds of any Term Loan or other revenues to the purchasing or carrying of any Margin Stock.

9.14 Financial Covenants.

9.14.1 Debt Service Coverage Ratio. (a) As of the last day of each full Semi-Annual Period occurring during each time period specified below, not permit its Historical Debt Service Coverage Ratio or its Projected Debt Service Coverage Ratio to be less than the ratio set forth opposite such period below:

TIME PERIOD	MINIMUM HISTORICAL DEBT SERVICE COVERAGE RATIO AND PROJECTED DEBT SERVICE COVERAGE RATIO
Commercial Operation Date through December 31, 2015	3.00:1.00
June 30, 2016 through the Discharge Date	4.00:1.00

9.14.2 Leverage Ratio. As of the last day of each full Semi-Annual Period occurring during each time period specified below, not permit its Historical Leverage Ratio or Projected Leverage Ratio to exceed the following ratios set forth opposite such time period below:

TIME PERIOD	MAXIMUM HISTORICAL LEVERAGE RATIO AND PROJECTED LEVERAGE RATIO
Commercial Operation Date through December 31, 2012	2.25:1.00
June 30, 2013 through December 31, 2015	1.75:1.00
June 30, 2016 through December 31, 2017	1.50:1.00
June 30, 2018 through the Discharge Date	1.00:1.00

SECTION 10. EVENTS OF DEFAULT

10.1 Events of Default.

The occurrence of any of the following events shall constitute an Event of Default hereunder:

10.1.1 Payment. (a) Borrower shall fail to pay any principal of or interest on any Term Loan within three Business Days after such principal or interest becomes due in accordance with the terms hereof or (b) Borrower shall fail to pay any other amount payable hereunder or under any other Credit Document within five Business Days after any such other amount becomes due in accordance with the terms hereof or thereof.

10.1.2 Representation or Warranty. Any representation or warranty made or deemed made by any Credit Party in any Credit Document or contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished and the fact giving rise to such inaccuracy shall continue unremedied for a period of 30 days after the earlier of (a) knowledge thereof of Borrower and (b) receipt by Borrower of notice thereof from any Lender Party.

10.1.3 Covenants with No Cure Period. The applicable Credit Party shall default in the observance or performance of any agreement contained in (a) Section 8.2(vii)(A), 8.3(b) or 9 or (b) Sections 2.1.1, 4.3, 4.4, 4.5 and 4.6 of the Foresight Guaranty.

10.1.4 Covenants with Cure Period. Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document (other than as provided in another Section of this Section 10.1), and such default shall continue unremedied for a period of 30 days after the earlier of (a) Borrower’s obtaining knowledge thereof and (b) receipt by Borrower of notice thereof from any Lender Party; provided that, if (i)

such default cannot be cured within such 30 day period, (ii) such default is susceptible of cure within 90 days, (iii) the relevant Credit Parties are proceeding with diligence and in good faith to cure such default, (iv) the existence of such default has not had and could not reasonably be expected to have a Material Adverse Effect and (v) Administrative Agent shall have received a certificate of a Responsible Officer of Borrower to the effect of clauses (i) through (iv) above and stating what action the Credit Parties are taking to cure such default, then such 30 day cure period shall be extended to such date, not to exceed 90 days, as shall be necessary for the Credit Parties to diligently cure such default.

10.1.5 Other Indebtedness. Any Credit Party shall default beyond any applicable grace period in making any payment of any principal of or interest on any Indebtedness (other than the Term Loans) or in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided however that it shall not be an Event of Default if any such default or condition occurs with respect to (a) an ARS Loan or (b) any Indebtedness with an aggregate principal amount of, in the case of Borrower, $5,000,000 or less, or, in the case of Guarantor, $25,000,000 or less, in each case, on the due date with respect thereto.

10.1.6 Equipment Supply Agreement.

(A) Borrower Breach. Borrower shall be in breach in any material respect of, or in default in any material respect under, the Equipment Supply Agreement and such breach or default shall continue unremedied for the lesser of (1) a period of ten Business Days from the time Borrower obtains knowledge thereof and (2) such period of time under the Equipment Supply Agreement which Borrower has available to it in which to remedy such breach or default.

(B) Equipment Supplier Breach. Equipment Supplier shall be in breach of, or in default under, the Equipment Supply Agreement and such breach or default (1) has had, or could reasonably be expected to have, a Material Adverse Effect and (2) shall continue unremedied for the lesser of (x) a period of ten Business Days from the time Borrower obtains knowledge thereof and (y) such period of time under the Equipment Supply Agreement which Borrower has available to it in which to remedy such breach or default.

(C) Termination. (1) The Equipment Supply Agreement shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of the Equipment Supply Agreement), or (2) any provision in the Equipment Supply Agreement shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than, in the case of clause (2) above, (x) any such failure to be valid and binding that could not reasonably be expected to have a Material Adverse Effect or (y) to the extent that such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Administrative Agent within a ten-day period thereafter.

10.1.7 Bankruptcy. (a) Any Credit Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Credit Party shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged and unbonded for a period of 60 days; or (c) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; or (e) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

10.1.8 ERISA. (a) One or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or (b) any fact or circumstance shall exist that could reasonably be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code or under Section 303(k) of ERISA or a violation of Section 436 of the Code that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

10.1.9 Judgments. One or more judgments or decrees shall be entered against Borrower involving a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

10.1.10 Abandonment of Deer Run Mine. (a) The construction or operation, as the case may be, of the Deer Run Mine shall have been abandoned for a period of at least 30 consecutive days or (b) any material portion of Borrower’s property is damaged, seized or appropriated without applicable insurance proceeds (subject to the underlying deductible) or fair value being paid therefor; provided that, with respect to clause (a) above, an event of force majeure and maintenance and repairs to the Deer Run Mine (whether or not scheduled) shall not constitute abandonment of the Deer Run Mine, so long as Borrower is diligently attempting to end such suspension or unavailability.

10.1.11 Credit Documents. Any Credit Document or Equipment Supplier Disbursement Certificate shall cease, for any reason, to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert.

10.1.12 Liability Allocation Agreements.

(A) Breach. Any party to a Liability Allocation Agreement shall be in breach of, or in default under, such Liability Allocation Agreement and such breach or default (1) has had, or could reasonably be expected to have, a Material Adverse Effect and (2) shall continue unremedied for the lesser of (x) a period of ten Business Days from the time Borrower obtains knowledge thereof and (y) such period of time under such Liability Allocation Agreement which Borrower has available to it in which to remedy such breach or default.

(B) Termination. (1) A Liability Allocation Agreement shall terminate or shall be declared null and void (other than any termination in connection with a full discharge of all obligations of Borrower under the related Indirect Affiliate Indebtedness), or (2) any provision in a Liability Allocation Agreement shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than, in the case of clause (2) above, (x) any such failure to be valid and binding that could not reasonably be expected to have a Material Adverse Effect or (y) to the extent that such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Administrative Agent within a ten-day period thereafter.

10.1.13 Change of Control. Any Change of Control shall occur.

10.2 Remedies.

Upon the occurrence and during the continuation of an Event of Default, and at any time thereafter during the continuation of such Event of Default:

(i) (A) if such event is an Event of Default specified in Section 10.1.7 with respect to Borrower, automatically the Commitments of each Lender shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under the Credit Documents shall immediately become due and payable without presentment, demand, protest or any other notice of any kind, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, Administrative Agent may, or upon the request of Hermes Agent (acting at the instruction of Hermes) or the Required Lenders, Administrative Agent shall, by notice to Borrower, (1) declare the Commitments of each Lender to be terminated forthwith, whereupon the Commitments shall immediately terminate and (2) declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under the Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

(ii) Hermes Agent (acting at the instruction of Hermes) or the Required Lenders may direct Administrative Agent to exercise the rights and remedies under the Credit Documents in accordance with the terms of thereof; and

(iii) without any obligation to do so, make disbursements or Term Loans to or on behalf of any Credit Party to cure any Event of Default hereunder and to cure any default and render any performance under the Equipment Supply Agreement as the Required Lenders in their sole discretion may consider necessary or appropriate, for any reason, and all sums so expended, together with interest on such total amount at the rate provided in Section 3.1.3, shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Credit Documents.

SECTION 11. AGENTS

11.1 Appointment.

In connection with the transactions contemplated herein and in the other Finance Documents, each Lender hereby appoints (a) Crédit Agricole Corporate and Investment Bank to act as Administrative Agent and (b) Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme to act as Hermes Agent, and authorizes each such Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to such Agent by the terms of this Agreement and the other Finance Documents, together with all such rights, powers, authorities and discretions as are reasonably incidental thereto. By its signature below, (i) Crédit Agricole Corporate and Investment Bank (and any successor thereto pursuant to Section 11.7) accepts such appointment as Administrative Agent and (ii) Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme (and any successor thereto pursuant to Section 11.7) accepts such appointment as Hermes Agent.

11.2 Duties and Responsibilities.

No Agent shall have any fiduciary duties or responsibilities except those expressly set out in this Agreement or in the other Finance Documents to which such Agent is a party. Notwithstanding anything to the contrary contained in any Finance Document, no Agent shall be required to take any action which is contrary to Applicable Law. An Agent may execute any of its duties under this Agreement and the other Finance Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3 Exculpatory Provisions.

Neither an Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Finance Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Finance Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Finance Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Finance Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Finance Document, or to inspect the properties, books or records of any Credit Party.

11.4 Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes unless such Term Note shall have been transferred in accordance with Section 12.7 and all actions required by such Section in connection with such transfer shall have been taken. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Finance Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Finance Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

11.5 Indemnification.

The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Proportionate Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Proportionate Shares immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Finance Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from an Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

11.6 Each Agent in its Individual Capacity.

Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Finance Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.7 Successor Agent.

An Agent may resign as such upon 10 days’ notice to the Lenders and Borrower. If an Agent shall resign as such under this Agreement and the other Finance Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent, and the term “Administrative Agent” or “Hermes Agent”, as the case may be, means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Hermes Agent’s, as the case may be, rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor Agent has accepted appointment by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. After any retiring Agent’s resignation, the provisions of this Section 11.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Finance Documents.

11.8 Withholding.

To the extent required by any Applicable Law, Administrative Agent may withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Taxing Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender Party (because the appropriate form was not delivered, was not properly executed, or because such Lender Party failed to notify

Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), or Administrative Agent has paid over to the Internal Revenue Service or other Governmental Authority applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender Party shall indemnify and hold Administrative Agent harmless for all amounts paid, directly or indirectly, by Administrative Agent, as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 11.8, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lender Parties under this Section 11.8 shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

11.9 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent shall receive such a notice, such Agent shall give notice thereof to the Lenders. An Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.10 Hermes Export Credit Guarantee Documents.

11.10.1 Actions. Unless otherwise instructed in writing by the Required Lenders, Hermes Agent (at the direction of the Required Lenders) shall, by written notice to Hermes, issue demand notices and otherwise make claims for payment under the Hermes Export Credit Guarantee Documents if it is entitled to do so at such time pursuant thereto and shall exercise any and all rights and remedies available under the Hermes Export Credit Guarantee Documents in accordance with the provisions of this Section 11.

11.10.2 Compliance.

Each Lender hereby (a) acknowledges that it will review the Hermes Export Credit Guarantee Documents promptly following the issuance thereof and will be familiar with the terms thereof and (b) agrees that it will cooperate with Hermes Agent and will itself take such actions and/or refrain from taking such actions as may be reasonably necessary to ensure (i) compliance with the terms of the Hermes Export Credit Guarantee Documents and (ii) the continuing validity of the Hermes Export Credit Guarantee Documents and the ability to make claims thereunder.

SECTION 12. MISCELLANEOUS

12.1 Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (provided that any notice of Default or Event of Default provided by any Lender Party to Borrower shall be deemed given or made when dispatched by such Lender Party), addressed (a) in the case of Borrower and Agents, as follows, and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to Administrative Agent or, in the case of a Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance, or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	Hillsboro Energy LLC
3801 PGA Boulevard, Suite 903
Palm Beach Gardens, FL 33410
Attention: Mr. Donald Holcomb
Facsimile: (561) 626-4938

With a copy to:	Bailey & Glasser LLP
209 Capitol Street
Charleston, WV 25301
Attention: Brian A. Glasser, Esq.
Facsimile: (304) 342-1110

Administrative Agent:	Crédit Agricole Corporate and Investment Bank, as Administrative Agent
Structured Finance Agency Group
1301 Avenue of the Americas
New York, New York 10019
Attention: Ted Vandermel

Hermes Agent:	Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent
Taunusanlage 14 60325 Frankfurt am Main, Federal Republic of Germany
Attention: Jörg Redeker/Michael Rieskamp
Facsimile: + 49 69 74221 201

12.2 Borrower’s Obligations Absolute.

The obligation of Borrower to make payments hereunder and to observe and perform all of its other obligations under this Agreement are (subject to the terms of this Agreement) unconditional and irrevocable obligations of Borrower and accordingly shall not be conditional on performance by any Lender Party of any obligations save such as may be specified in this Agreement as required to be performed in order to give rise to a relevant obligation of Borrower thereunder. For certainty, Borrower’s obligations under this Agreement shall not be conditional upon, or in any way related to, performance by Equipment Supplier under the Equipment Supply Agreement.

12.3 Voting.

12.3.1 Voting and Non-Voting Lenders. Subject to Section 12.3.2, in each instance that Administrative Agent, Hermes Agent or the Lenders is or are required to cast a vote with respect to any consent, waiver, approval, determination, direction or other action in accordance with the Credit Documents and an Equipment Supplier Disbursement Certificate, a vote shall be taken among the Lenders within the period of time specified by Administrative Agent; provided however that no Non-Voting Lender shall be entitled to participate in any vote under this Agreement with respect to any Commitment or any Term Loan held by such Person. Each Lender shall promptly notify Administrative Agent in writing in the event that it is or becomes a Non-Voting Lender. The number of votes allocated to each Lender will be calculated based on its Proportionate Share.

12.3.2 Hermes-Directed Votes. In the event that Hermes Agent determines, in its sole discretion, that Hermes has requested, advised, instructed or required any Lender Party to vote in a certain manner or in favor of a certain result with respect to any consent, waiver, approval, determination, direction or other action or to otherwise take or refrain from taking any action relating to the Credit Documents or an Equipment Supplier Disbursement Certificate, Hermes Agent shall promptly notify each other applicable Lender Party of such determination, and each such Lender Party shall, for all purposes hereunder and notwithstanding anything herein to the contrary (other than the proviso to this Section 12.3.2), be deemed as of the date indicated in such notification, to have cast its vote in such manner or in favor of such result, or to have otherwise consented to such action or inaction, and to have instructed Hermes Agent accordingly; provided however that such deemed vote, consent or instruction may be superseded by any actual vote, consent or instruction of all Lenders, and such superseding action of the Lenders shall take precedence over any such deemed action. Each Lender acknowledges that any such superseding action may cause the revocation or termination of the Hermes Export Credit Guarantee Documents and the loss of any and all cover and other benefits thereunder. For certainty, the indemnity of Section 11.5 shall apply to any action or inaction of Hermes Agent taken in connection with any such superseding vote, consent or instruction of the Lenders, except to the extent caused by the gross negligence or willful misconduct of Hermes Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

12.3.3 Determination of Voting Percentages. The percentage of Lenders consenting to, approving, waiving or providing direction with respect to a decision shall be calculated as a fraction (expressed as a percentage) (a) the numerator of which shall be the number of votes cast in favor of the proposed consent, approval, waiver, direction or other action and (b) the denominator of which shall be the total number of votes entitled to be cast with respect to such matter. In the event any Lender does not cast its votes within the period of time specified by Administrative Agent, the vote of such Lender shall be excluded from both the numerator and denominator of the fraction described in the preceding sentence. Any Lender that does not cast its vote hereby, or is deemed to have cast its vote pursuant to Section 12.3.2, waives any and all rights it may have to object to or seek relief from the decision of the Lenders voting, or deemed to be voting, with respect to such issue and agrees to be bound by such decision. Nothing contained in this Section 12.3.3 shall preclude any Lender from participating in any re-voting or further voting relating to such matter (including pursuant to the proviso to Section 12.3.2).

12.4 Amendments or Waivers.

12.4.1 No Deemed Waiver. No failure or delay of any Lender, Administrative Agent or Hermes Agent in exercising any right or power hereunder or under any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders, Administrative Agent and Hermes Agent under the Finance Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Finance Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.4.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

12.4.2 Consent of Certain Lenders. Neither this Agreement nor any other Finance Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders and (b) in the case of any other Finance Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders (except where the provisions of any Finance Document expressly provide otherwise); provided that no such agreement shall:

(A) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest (other than with respect to default interest) on, any Term Loan without the prior written consent of each Lender directly affected thereby;

(B) extend or waive any date for payment of principal of any Term Loan (including the Maturity Date) or reduce the amount due on any such date without the prior written consent of each Lender adversely affected thereby;

(C) amend or modify the provisions of Section 3.3, 3.4, 3.12 or 3.13 in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(D) amend or modify the provisions of this Section 12.4 or the definition of the terms “Required Lenders”, “Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

(E) release the Foresight Guaranty or the Hermes Export Credit Guarantee Documents prior to the Discharge Date without the prior written consent of each Lender (unless otherwise permitted pursuant to the Credit Documents); or

(F) amend, modify or otherwise affect the rights or duties of Administrative Agent or Hermes Agent hereunder without the prior written consent of Administrative Agent or Hermes Agent, respectively, acting as such at the effective date of such agreement.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of such Lender.

12.4.3 Hermes Export Credit Guarantee Documents. If at any time any Lender Party or Borrower becomes aware of any circumstances that could reasonably be expected to result in the loss of cover under the Hermes Export Credit Guarantee Documents, either in whole or in part, such Person shall immediately inform Hermes Agent thereof, and Borrower and Hermes Agent shall consult and negotiate with each other to find a mutually acceptable solution which best addresses the effect of such circumstances, including modifying or deleting the relevant provision or otherwise amending this Agreement; provided that this Section 12.4.3 shall not in any way limit the rights and remedies of the Lender Parties under this Agreement upon a Hermes Export Credit Guarantee Document failing to remain in full force and effect.

12.4.4 Certain Permitted Modifications. Notwithstanding the other provisions of this Section 12.4, Borrower and Administrative Agent and/or Hermes Agent may (but shall have no obligation to) amend or supplement the Credit Documents or an Equipment Supplier Disbursement Certificate without the consent of any Lender for the purpose of (a) curing any ambiguity, defect or inconsistency and (b) making any change that would provide any additional rights or benefits to the Lenders.

12.5 Survival of Agreement.

All covenants, agreements, representations and warranties made by Borrower in this Agreement and the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement (including each Equipment Supplier Disbursement Certificate) or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, the execution and delivery of the Credit Documents, regardless of any investigation made by such Persons or on their behalf, and all obligations of Borrower under this Agreement shall continue in full force and effect until the Discharge Date.

12.6 Entire Agreement.

This Agreement, including any agreement, document or instrument attached hereto or referred to herein, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

12.7 Successors and Assigns.

12.7.1 Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and the Agents and when Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Borrower, each Lender Party and their respective successors and permitted assigns, except that (a) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Credit Document without the prior written consent of each Lender (which consent shall not be unreasonably withheld or delayed) and Hermes Agent (acting at the instruction of Hermes), and any attempted assignment or transfer by Borrower without such consent shall be null and void, and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.7.3 and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) and Indemnitees (with respect to Section 12.8.2)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.7.2 Assignments.

(A) Subject to the conditions set forth in paragraph (B) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of Borrower and Hermes Agent (acting at the instruction of Hermes); provided that no consent of Borrower shall be required (1) for any assignment of any Term Loan to an Eligible Assignee (other than an Approved Fund that invests primarily in distressed assets) or (2) if an Event of Default has occurred and is continuing.

(B) Assignments shall be subject to each of the following additional conditions:

(1)

except in the case of an assignment to an Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall not be less than $7,500,000, unless Borrower and Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(2)	each partial assignment of Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(3)	the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance.

(C) Subject to acceptance and recording thereof pursuant to paragraph (D) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.7, 3.8 and 12.10 subject to the obligation of such Lender therein). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.7.3.

(D) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (B)(1) of this Section, Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(E) An assignee shall not be entitled to receive any greater payment under Sections 3.6, 3.7 or 3.8 than the applicable Lender would have been entitled to receive with respect to the interest assigned to such assignee. An assignee shall not be entitled to the benefits of Section 3.8 to the extent such assignee fails to comply with Section 3.8.4 or 3.8.5, as applicable.

12.7.3 Participations.

(A) Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that (i) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.3.1 or paragraphs (A), (B), (C), (D) or (E) of the proviso to Section 12.4.2 that affects such Participant and (B) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (B) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.7 or 3.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.7.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.9 as though it were a Lender, provided such Participant agrees to be subject to Section 3.13 as though it were a Lender.

(B) A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.7 or 3.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (which shall not be unreasonably withheld). A Participant shall not be entitled to the benefits of Section 3.8 to the extent such Participant fails to comply with Section 3.8.4 or 3.8.5, as applicable, as though it were a Lender.

(C) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Term Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Term Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by an Agent at any reasonable time and from time to time upon reasonable prior notice.

12.7.4 Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.8 Expenses; Indemnification.

12.8.1 Expenses. Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Credit Documents and each Equipment Supplier Disbursement Certificate, or by the Agents in connection with the administration of this Agreement (including expenses incurred in connection with due diligence) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by any Lender Party in connection with the enforcement or protection of their rights in connection with this Agreement and the other Credit Documents and the Equipment Supplier Disbursement Certificates, in connection with the Term Loans made hereunder, including the reasonable fees, charges and disbursements of (a) Latham & Watkins LLP (counsel for Administrative Agent, Hermes Agent and the Lenders) and (b) to the extent consistent with the internal policies of any Lender, a single legal counsel to each such Lender, reasonable fees, charges and disbursements of the Independent Consultants (pursuant to agreements reasonably acceptable to Borrower, provided that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing) and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for any Lender Party (but no more than one such counsel for each Lender).

12.8.2 Indemnification. Borrower agrees to indemnify each Lender Party and each of their respective directors, trustees, officers, employees, affiliates, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereunder and the other transactions contemplated hereby, (b) the use of the proceeds of the Term Loans or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (other than claims solely as between the Lender Parties); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction. Subject to and without limiting the generality of the foregoing sentence, Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) any Environmental or Mining Claim to the extent related in any way to Borrower, or (ii) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from the Mining Facilities; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, as determined by the final judgment of a court of competent jurisdiction. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of any Lender Party. All amounts due under this Section shall be payable within 30 days at the written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

12.8.3 No Consequential Damages. No Indemnitee shall be liable for, and Borrower hereby agrees not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated in the Credit Documents or the actual or proposed use of the proceeds of the Term Loans.

12.8.4 Taxes Excepted. This Section 12.8 shall not apply to Taxes.

12.9 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein, any Credit Document or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder or any other Credit Document, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

12.10 Reinstatement.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent, Hermes Agent or any of the Lenders. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.11 Confidentiality.

Each of each Lender Party agrees that it shall maintain in confidence any information relating to any Credit Party and any other Affiliate of Borrower provided to it by or on behalf of a Credit Party or any other Affiliate of Borrower (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender Party without violating this Section or (c) was available to such Lender Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to any Credit Party or any other Affiliate of Borrower) and shall not reveal the same other than to its Related Parties with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section), except (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section), (iv) in order to enforce its rights under any Credit Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall agree to keep the same confidential in accordance with this Section), (vi) to Hermes and its directors, officers, employees, agents and advisors in connection with the Hermes Export Credit Guarantee Documents and (vii) to Equipment Supplier and its directors, officers, employees, agents and advisors as is deemed reasonably necessary to facilitate Equipment Supplier’s ability to deliver the documents required to be delivered by Equipment Supplier under the Credit Documents and each Equipment Supplier Disbursement Certificate. In addition, the parties hereto acknowledge and agree that Hermes may, on or following the Execution Date, publicly disclose that the closing of the transactions contemplated herein has occurred and the identity of the parties involved in such transactions.

12.12 Communications.

Borrower hereby agrees that it will use all reasonable efforts to provide to Administrative Agent and Hermes Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent and Hermes Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (but excluding any such communication that (a) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (b) provides notice of any Default or Event of Default under this Agreement or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement) by transmitting such communications in a format reasonably acceptable to Administrative Agent and Hermes Agent at the respective addresses referenced Section 12.1. Nothing in this Section shall prejudice the right of any Lender Party or Borrower to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document.

12.13 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.14 Submission To Jurisdiction; Waivers.

Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its Property in any legal action or proceeding relating to the Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower, as the case may be at its address set forth in Section 12.1 or at such other address of which Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.15 WAIVERS OF JURY TRIAL.

BORROWER AND EACH LENDER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.16 USA PATRIOT Act.

The Lenders subject to the USA PATRIOT Act hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the USA PATRIOT Act.

12.17 Information and Reporting.

The parties hereto acknowledge and consent to Hermes Agent providing any information in connection with this Agreement and the other Transaction Documents to Hermes and other authorities and institutions as Hermes Agent considers necessary. The parties hereto acknowledge and consent to each Lender fulfilling its obligations to report all cross-border payments in accordance with §59 et. seq./69 et. seq. Aussenwirtschaftsverordnung (AWV) to the relevant German authorities. The parties hereto acknowledge and consent to each Lender fulfilling its obligations to make the necessary reports required of it by §14 Kreditwesengesetz (Millionenkredite) on its own.

12.18 Third-Party Beneficiaries.

This Agreement is for the benefit solely of the parties hereto and their respective successors and permitted assigns, and nothing herein shall give any other Person any benefit or any legal or equitable right or remedy under this Agreement, other than as set forth in Section 12.7.1. For certainty, Equipment Supplier shall not be a third party beneficiary of, or be entitled to enforce, any provision of this Agreement (including Section 2.3.2) or any other Credit Document.

12.19 Right of Subrogation by Hermes.

Borrower hereby acknowledges the right of Hermes to exercise any rights that it may now have or hereafter acquire against Borrower or any other Credit Party that arise from the existence, payment, performance or enforcement of Hermes’ obligations under the Hermes Export Credit Guarantee Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against any Credit Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until the Discharge Date. If Hermes shall make a payment to any Lender Party of all or any part of the Obligations, such Lender Party shall (if requested by Hermes or Hermes Agent) execute and deliver to Hermes appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Hermes of an interest in the Obligations resulting from such payment made by Hermes pursuant to the Hermes Export Credit Guarantee Documents.

12.20 Headings.

Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

12.21 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.22 Counterparts.

This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission (e.g., “.pdf”) shall be as effective as delivery of a manually signed original.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

HILLSBORO ENERGY LLC, as Borrower

By:	Foresight Management LLC,
in its capacity as Manager

By:	/s/ Donald R. Holcomb
Name: Donald R. Holcomb
Title: Authorized Party

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent

By:	/s/ Thomas W. Boylan
Name:	Thomas W. Boylan
Title:	Director

By:	/s/ Ted Vandermel
Name:	Ted Vandermel
Title:	Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, as Hermes Agent

By:	/s/ S. Seignette
Name:	Sylvia Seignette
Title:	General Manager

By:	/s/ Imad URF
Name:	Imad URF
Title:	Head of Export & Trade Finance

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, as Lender

By:	/s/ S. Seignette
Name:	Sylvia Seignette
Title:	General Manager

By:	/s/ Imad URF
Name:	Imad URF
Title:	Head of Export & Trade Finance